                                                                    EXHIBIT 10.2
                                  POINTE O'HARE


                                  OFFICE LEASE


                                     Between


                              ORIX O'HARE II, INC.


                                    Landlord,


                                       and


                                   PICIS, INC.


                                     Tenant


                                Dated: 3/31, 2005

                                                 TABLE OF CONTENTS


                                                                                                                Page
                                                                                                                ----
ARTICLE 1         GRANT OF LEASE; PREMISES
         1.01.    Grant
         1.02.    Building Shell and Core

ARTICLE 2         TERM; OCCUPANCY
         2.01.    Term
         2.02.    Early occupancy
         2.03.    Lease Year Defined

ARTICLE 3         BASE RENT
         3.01.    Base Rent
         3.02.    Manner of Payment

ARTICLE 4         RENT ADJUSTMENTS
         4.01.    Obligation to Pay Rent Adjustments
         4.02.    Definitions
         4.03.    Computation of Rent Adjustments
         4.04.    Payments of Rent Adjustments Projections
         4.05.    Readjustments
         4.06.    Books and Records
         4.07.    Audit Procedures
         4.08.    Proration and Survival
         4.09.    No Decrease In Base Rent
         4.10.    Additional Rent
         4.11.    Rent Adjustments During Years 1 and 2 of Lease

ARTICLE 5         USE OF PREMISES

ARTICLE 6         SERVICES
         6.01.    Services Provided
         6.02.    Failure to Pay for Services
         6.03.    Failure to Furnish Services
         6.04.    Regulations Regarding Utilities Services

ARTICLE 7         CONDITION AND CARE OF PREMISES

ARTICLE 8         RETURN OF PREMISES
         8.01.    Surrender of Possession
         8.02.    Installations and Additions
         8.03.    Trade Fixtures and Personal Property
         8.04.    Survival


ARTICLE 9         HOLDING OVER

ARTICLE 10        RULES AND REGULATIONS

ARTICLE 11        RIGHTS RESERVED TO LANDLORD
         11.01.   Rights Reserved to Landlord
         11.02.   Use of Roof and Land

ARTICLE 12        ALTERATIONS

ARTICLE 13        ASSIGNMENT AND SUBLETTING
         13.01.   Assignment and Subletting
         13.02.   Rentals Based on Net Income
         13.03.   Tenant to Remain Obligated
         13.04.   Tenant's Notice; Landlord's Right to Terminate
         13.05.   Landlord's Consent
         13.06.   Profits
         13.07.   Assignee to Assume Obligations
         13.08.   Change of Control

ARTICLE 14        WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT
         14.01.   Waiver of Certain Claims
         14.02.   Damage Caused by Tenant's Neglect
         14.03.   Tenant Responsible for Personal Property
         14.04.   Indemnification
         14.05.   Landlord's Indemnity

ARTICLE 15        DAMAGE OR DESTRUCTION BY CASUALTY
         15.01.   Damage or Destruction by Casualty
         15.02.   Abatement of Rent

ARTICLE 16        EMINENT DOMAIN

ARTICLE 17        DEFAULT
         17.01.   Events of Default
         17.02.   Rights and Remedies of Landlord
         17.03.   Right to Re-Enter
         17.04.   Current Damages
         17.05.   Final Damages
         17.06.   Removal of Personal Property
         17.07.   Attorneys' Fees
         17.08.   Assumption or Refection in Bankruptcy
         17.09.   Default Under Other Leases
         17.10.   Right to Perform

ARTICLE 18        SUBORDINATION
         18.01.   Subordination
         18.02.   Liability of Holder of First Mortgage; Attornment

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

         18.03.   Continued Right of Quiet Enjoyment
         18.04.   Short Form Lease

ARTICLE 19        MORTGAGEE PROTECTION

ARTICLE 20        ESTOPPEL CERTIFICATE

ARTICLE 21        SUBROGATION AND INSURANCE
         21.01.   Waiver of Subrogation
         21.02.   Tenant's Insurance
         21.03.   Certificates of Insurance
         21.04.   Compliance with Requirements

ARTICLE 22        NONWAIVER

ARTICLE 23        TENANT -- CORPORATION OR PARTNERSHIP OR LIMITED LIABILITY COMPANY

ARTICLE 24        REAL ESTATE BROKERS

ARTICLE 25        NOTICES

ARTICLE 26        HAZARDOUS SUBSTANCES
         26.01    Defined Terms
         26.02.   Tenant's Obligations with Respect to Environmental Matters
         26.03.   Copies of Notices
         26.04.   Landlord's Right to Inspect
         26.05.   Tests and Reports
         26.06.   Tenant's Obligation to Respond
         26.07.   Landlord's Right to Act
         26.08.   Indemnification

ARTICLE 27        SECURITY DEPOSIT
         27.01.   Security Deposit
         27.02.   Transfer of Security Deposit
         27.03.   Letter of Credit

ARTICLE 28        TITLE AND COVENANT AGAINST LIENS

ARTICLE 29        MISCELLANEOUS
         29.01.   Successors and Assigns
         29.02.   Modifications in Writing
         29.03.   No Option; Irrevocable Offer
         29.04.   Definition of Tenant
         29.05.   Definition of Landlord
         29.06.   Headings
         29.07.   Time of Essence
         29.08.   Default Rate of Interest


         29.09.   Severability
         29.10.   Entire Agreement
         29.11.   Force Majeure
         29.12.   Tenant Financial Statements
         29.13.   Landlord Default
         29.14.   Late Payment Charge
         29.15.   Negotiated Lease
         29.16.   Removal of Electrical and Telecommunication Wires
         29.17.   Additional Rent
         29.18.   No Accord or Satisfaction
         29.19.   Quiet Possession
         29.20.   Tenant Supplemental Cooling
         29.21.   Automation Systems
         29.22.   Parking
         29.23.   Signage

ARTICLE 30        AMERICANS WITH DISABILITIES ACT

ARTICLE 31        RIGHT OF FIRST OFFER

ARTICLE 32        RENEWAL OPTION

ARTICLE 33        TERMINATION OPTION

ARTICLE 34        ROOF COMMUNICATIONS

ARTICLE 35        EXCULPATORY PROVISIONS

Exhibit A         General Plan for the Development
Exhibit B         Legal Descriptions for Parcels Constituting Development
Exhibit C         Floor Plan of Premises
Exhibit D         Work Letter
Exhibit E         Rules & Regulations

Schedule 1        Outline Building Plans
Schedule 2        Reserved Parking Locations

     THIS OFFICE LEASE (this "Lease") is made and entered into as of the ___ day of _________, 2005, by and between ORIX O'HARE II, INC., an Illinois corporation (hereinafter referred to as "Landlord"), and PICIS, INC., a Delaware corporation (hereinafter referred to as "Tenant").

                                    RECITALS:

     A. Landlord is the owner of certain real property upon which Landlord contemplates development, in phases over time, of a multi-use development consisting of office buildings, restaurants, a hotel and ancillary amenities and facilities, the general scope of which is shown on EXHIBIT A attached hereto and which is commonly known as the Pointe O'Hare Development (the "Development").

     B. The land on which the Development will be constructed currently is divided into three parcels, consisting of Parcel One, Parcel Two and Parcel Three (collectively referred to hereinafter as the "Parcels"). Landlord has previously sold Parcel Two to a third party.

     C. Landlord has constructed upon Parcel One an office building and related amenities ("Building") with an address of 9550 Higgins Road, Rosemont, Illinois, as more particularly set forth in Article 1, below. In the future, Landlord may construct a second office or other building on Parcel One on or about the location identified on Exhibit A, which shall herein be referred to as "Building II."

     D. Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, a portion of the Building.

     THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:

                                   ARTICLE 1

                            GRANT OF LEASE; PREMISES

     1.01. GRANT. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the premises outlined in the floor plan(s) attached hereto as EXHIBIT C and hereby made a part hereof (hereinafter referred to as the "Premises") on the eleventh (11th) floor of the Building located on Parcel One.

     1.02. BUILDING SHELL AND CORE. Landlord has, at its sole cost and expense, completed the Shell and Core (as hereinafter defined) of the Building substantially in accordance with the outline plans and specifications (hereinafter "Outline Building Plans") prepared by RTKL Associates ("Landlord's Architect"). The Outline Building Plans are defined on Schedule 1 attached and, as constructed, constitute the Shell and Core of the Building.

                                   ARTICLE 2

                                 TERM; OCCUPANCY

     2.01. TERM. The term of this Lease (hereinafter referred to as the "Term") shall commence on August 1, 2005 (hereinafter referred to as the "Commencement Date") and end on July 31, 2015 (hereinafter, as the same may be adjusted pursuant to the terms of the Work Letter, referred to as the "Expiration Date"), unless sooner terminated as provided herein.

     2.02. EARLY OCCUPANCY. If Tenant completes the Tenant improvements (as defined in the Work Letter), has obtained all required occupancy permits and desires to commence its business operations from all or any part of the Premises prior to the date set forth above as the Commencement Date, Tenant may do so and all of the terms and conditions of this Lease, with the exception of Articles 3 and 4, shall be applicable to such early occupancy of the Premises. The Commencement Date and Expiration Date shall not be affected by such early occupancy.

     2.03. LEASE YEAR DEFINED. As used in this Lease, the term "Lease Year" shall mean (i) if the Commencement Date is the first day of a calendar month, the twelve (12) month period commencing on the Commencement Date or (ii) if the Commencement Date is not the first day of a calendar month, the period commencing on the Commencement Date and ending on the last day of the succeeding twelfth (12th) full calendar month of the Term, and, in either case, each succeeding twelve (12) month period thereafter which falls in whole or in part during the Term.

                                   ARTICLE 3

                                    BASE RENT

     3.01. BASE RENT. Tenant shall, commencing on the Commencement Date, pay an annual base rent (hereinafter referred to as "Base Rent") to Landlord for the Premises in accordance with the Base Rent Schedule set forth below, in advance on the first day of the Term and on the first day of each calendar month thereafter of the Term, and at the same rate for fractions of a month if the Term begins on any day except the first day of a calendar month or ends on any day except the last day of a calendar month.


                               BASE RENT SCHEDULE

 YEARS        SF          RSF         ANNUAL BASE RENT       MONTHLY BASE RENT
 -----        --          ---         ----------------       -----------------
 1          17,191        $0               $0                    $0
 2          17,191        $0               $0                    $0
 3          17,191        $17.00           $292,247.04           $24,353.92
 4          17,191        $17.00           $292,247.04           $24,353.92
 5          17,191        $17.50           $300,842.52           $25,070.21
 6          17,191        $18.00           $309,438.00           $25,786.50
 7          17,191        $18.50           $318,033.48           $26,502.79
 8          17,191        $19.00           $326,628.96           $27,219.08
 9          17,191        $19.50           $335,223.36           $27,935.38
 10         17,191        $20.00           $343,820.04           $28,657.67

     3.02. MANNER OF PAYMENT. Base Rent, Rent Adjustments (as hereinafter defined), Rent Adjustment Deposits (as hereinafter defined) and all other amounts becoming due from Tenant to Landlord hereunder (hereinafter collectively referred to as "Rent") shall be paid in lawful money of the United States to Landlord at the office of Landlord, or as otherwise designated from time to time by written notice from Landlord to Tenant. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease, and Rent shall be paid without any setoff, abatement, counterclaim or deduction whatsoever, except as may be expressly provided herein. Concurrently with the execution hereof, Tenant shall pay Landlord Monthly Base Rent for the first full calendar month of the Term.

                                   ARTICLE 4

                                RENT ADJUSTMENTS

     4.01. OBLIGATION TO PAY RENT ADJUSTMENTS. In addition to paying Base Rent, Tenant shall also pay as additional rent the amounts determined in accordance with this Article (hereinafter referred to as "Rent Adjustments"):

     4.02. DEFINITIONS. As used in this Lease,

          (a) "Adjustment Date" shall mean the first day of the Term and each January 1 thereafter falling within the Term.

          (b) "Adjustment Year" shall mean each calendar year during which an Adjustment Date falls.

          (c) "Common Areas" shall mean the portions of Parcel One and off-site areas that have at the time in question been designated and improved for common use primarily by or for the benefit of all occupants of Parcel One and shall include but not be limited to roadways, parking structures and related facilities, sidewalks, landscaped areas, loading platforms and truck docks, terraces, trash facilities, ramps and stairs not contained in buildings, directory signs and equipment, information and telephone booths, common service areas, plazas, utility lines, connecting bridges, public transit enclosures that serve Parcel One; and any other facilities available for common use, all as they may from time to time exist at the commencement of the Term hereof or by addition and substitution by Landlord thereafter, on Parcel One and at any adjoining properties that are included under any reciprocal easement agreement, operating agreement or other such agreement now or hereafter in effect, to the extent that the same are available to all the tenants and occupants of space in Parcel One and such adjoining properties. Landlord grants Tenant, its employees, invitees, licensees, and other visitors a nonexclusive license for the Term to use the Common Areas in common with others entitled to use the Common Areas, including without limitation, Landlord, and other tenants or occupants of Parcel One, and their respective employees and invitees, and other persons authorized by Landlord, subject to the terms and conditions of this Lease including but not limited to certain rights of the owner of Parcel Two to use of the parking garage constructed on Parcel One pursuant to that certain Grant of Easements and Parking Agreement for Pointe O'Hare. Without advance notice to Tenant (except with respect to matters covered by subsection (i) of this Section), and without any liability to Tenant in any respect, Landlord may:

               (1) establish in writing and enforce reasonable rules and regulations concerning the maintenance, management, use, and operation of the Common Areas;

               (2) close off any of the Common Areas to any extent required in the opinion of Landlord and its counsel to prevent a dedication of any of the Common Areas or the accrual of any rights by any person or the public to the Common Areas, so long as such closure does not deprive Tenant of the substantial benefit and enjoyment of the Premises;

               (3) temporarily close any of the Common Areas for maintenance, alteration, or improvement purposes with reasonable prior notice;

               (4) select, appoint, or contract with any person for the purpose of operating and maintaining the Common Areas, subject to such terms and at such rates as Landlord deems reasonable and proper;

               (5) change the size, use, shape, or nature of any Common Areas with reasonable prior notice, so long as such change does not deprive Tenant of the substantial benefit and enjoyment of the Premises. So long as Tenant is not thus deprived of the material use and benefit of the Premises, Landlord may change the arrangement or location of, or both, or regulate or eliminate the use of any concourse, parking structure, or any elevators, stairs, toilets, roadways, plazas, landscaping or other public conveniences in the Development, without incurring any liability to Tenant or entitling Tenant to abatement of rent, and such action will not constitute an actual or constructive eviction of Tenant; and

               (6) erect one or more additional buildings or expand buildings or the parking structure on the Common Areas, expand the Building or other structures to cover a portion of the Common Areas, convert Common Areas to a portion of the Building or other structures, or convert any portion of the Building or other structures to Common Areas, so long as any such change does not deprive Tenant of the substantial benefit and enjoyment of the Premises. If any changes in the size or use of the Building are made, Landlord will make an appropriate adjustment in the rentable area of the Building and in Tenant's Proportionate Share of Expenses and Common Area Charges payable pursuant to Article 4 of this Lease.

          (d) "Common Area Charges" shall mean the amounts paid by Landlord in connection with the ownership, operation, maintenance and repair of the Common Areas, including Parcel One's share of all such payments made in connection with Parcel One or any adjoining properties that are operated, maintained and repaired in whole or in part in connection with Parcel One or the Development under that certain Master Declaration of Covenants, Conditions, Restrictions and Easements for Pointe O'Hare (the "Master Declaration") dated October 5, 2001, as may be amended from time to time, or any other reciprocal easement agreement, operating agreement or other such agreement providing for the joint or shared operation of portions of the Development and adjoining property. Common Area Charges shall include, but not be limited to, all costs and expenses incurred for: restriping, resurfacing, and sealing parking and roadway areas, painting, cleaning, maintenance of structural elements, snow and ice removal and for the operation, maintenance and repair of parking areas and the multi-level parking structure and related facilities; operation, maintenance and repair of sidewalks, roadways, service corridors, pedestrian bridges, mass transit enclosures, trash removal; operation, maintenance, repair and replacement of all lighting, electrical, plumbing, drainage, storm water detention, mechanical and utility systems and the entrance area; planting, replanting and replacing decorations, flowers and landscaping; signage; security systems; fire protection systems, including sprinkler system; maintenance and repair of roofs, walls and structural parts of buildings; water, power and sewerage charges; premiums for all insurance carried by Landlord in connection with the Common Areas, whether or not Landlord is required to provide any such insurance by this Lease; wages (including employee benefits); salaries (including employee benefits) of any employee directly and actually performing services in connection with the Common Areas; unemployment taxes; social security taxes; the cost (including sales and use taxes) of material, equipment, supplies and services purchased for maintenance and repair of the Common Areas; fees for required licenses and permits; payments to, or reimbursement to the Village of Rosemont on account of, the Metropolitan Water Reclamation District TIF Service Fee allocated to Parcel One; operation of loudspeakers and any other equipment supplying entertainment to the Common Areas; operation of public toilets; reasonable straight-line depreciation of movable equipment used in the operation, maintenance or repair of the Common Areas including equipment incorporated in the fitness center ("Fitness Equipment"), but in any such event without duplication as to depreciation charges on any such movable equipment, but as to the rental of such equipment only if rental thereof will, in the judgment of Landlord, be less expensive than depreciation on owned equipment, provided however notwithstanding the foregoing, the entire cost of rental, if any, of the Fitness Equipment shall be included in Common Area Charges notwithstanding any comparison to depreciation charges; and all other similar direct costs and expenses properly chargeable to ownership, operation, maintenance or repair of the Common Areas. Notwithstanding the foregoing, there shall be excluded from Common Area Charges:
(i) Expenses (as defined in subsection (e), below); (ii) capital costs or any costs properly chargeable to capital accounts in accordance with generally accepted accounting principles consistently applied; (iii) depreciation of equipment, except movable equipment as previously mentioned, (iv) interest; (v) amortization; (vi) compensation of executives (except as hereinbefore provided);
(vii) to the extent that such receipts reduce Common Area Charges, all sums received by Landlord pursuant to Sections 15.01(b), 15.03(b) and 15.04 of the Master Declaration; and (viii) overhead. The cost of any capital improvements to the Common Areas made after the date of this Lease which are intended to reduce Common Area Charges or which are required under any governmental laws, regulations or ordinances which were not applicable to the Common Areas at the time they were constructed, amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized cost of any such improvement (at the prevailing construction loan rate available to Landlord on the date the cost of such improvement was incurred) shall be included in Common Area Charges. If any item of Common Area Charges, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated proportionately among such related calendar years. At such time, if any, as Landlord constructs Building II, Landlord shall allocate the Common Area Charges for Parcel One between Building I and Building II as Landlord determines in its sole discretion is appropriate and proportional.
Tenant acknowledges Landlord shall be under no obligation to construct Building
II. Notwithstanding anything to the contrary herein, Common Areas Charges shall not include any of the costs and expenses described in Attachment A hereto.

          (e) "Expenses" shall mean and include those costs and expenses paid or incurred by or on behalf of Landlord for owning, managing, operating, maintaining and repairing the Building and the related land ("Land") and the personal property used in conjunction therewith (the Building and the Land hereinafter collectively referred to as the "Real Property"), including, without limitation, the cost of security and security devices and systems; snow, ice and trash removal; cleaning and sweeping; planting and replacing decorations, flowers and landscaping; maintenance, repair and replacement of utility systems, elevators and escalators [but including replacement only to the extent of replacement of parts and components incidental to the maintenance and repair thereof or if the cost thereof would be includable in Expenses pursuant to subsection (i) of this clause (e), and not to the extent replacement of any item would constitute a capital improvement or a capital expenditure which is excluded from Expenses as hereinafter provided]; electricity, steam, water, the condenser water riser system, sewer, fuel, heating, lighting and air conditioning; window cleaning; janitorial service; insurance, including, but not limited to, fire, extended coverage, all risk, liability, workmen's compensation, elevator and any other insurance carried by Landlord and applicable to the Real Property; painting; uniforms; management fees; supplies; sundries; sales or use taxes on supplies and services; wages and salaries of all persons engaged in the operation, management, maintenance or repair of the Real Property, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, cost for providing coverage for disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, and any other similar expenses incurred under the provisions of any collective bargaining agreement, or any other cost or expense which Landlord pays or incurs to provide benefits for employees so engaged in the operation, management, maintenance or repair of the Real Property; the charges of any contractor who, under contract with Landlord or its representatives, does any of the work of operating, managing, maintaining or repairing the Real Property; legal and accounting expenses, including, but not limited to, such expenses that relate to seeking or obtaining reductions in and refunds of real estate taxes; and any other expense or charge, whether or not hereinbefore mentioned, which, in accordance with generally accepted accounting and management principles, would be considered an expense of owning, managing, operating, maintaining or repairing the Real Property, except as hereinafter provided. Expenses shall not include costs or other items included within the Common Area Charges or within the meaning of the term "Taxes" (as hereinafter defined), costs of alterations of the premises of tenants of the Building, costs of capital improvements to the Building (except as herein provided), depreciation charges, interest and principal payments on mortgages, ground rental payments, real estate brokerage and leasing commissions, other expenses incurred in leasing or in procuring tenants, any expenditures for services which are provided to one or more tenants but are not available generally to all office tenants, and any expenditures for which Landlord has been reimbursed (other than pursuant to this Article or provisions in other leases requiring the tenants thereunder to pay a share of expenses associated with the Building), except as hereinafter provided.

          Notwithstanding anything to the contrary herein, Expenses shall not include any of the costs and expenses described in Attachment A hereto.

          Notwithstanding anything contained in this clause (e) to the contrary:

               (1) The cost of any capital improvements to the Building made after the date of this Lease which are intended to reduce Expenses or which are required under any governmental laws, regulations or ordinances which were not applicable to the Building at the time it was constructed, amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized cost of any such improvement (at the prevailing construction loan rate available to Landlord on the date the cost of such improvement was incurred) shall be included in Expenses.

               (2) If the Building is not at least ninety-five percent (95%) occupied by tenants during all or a portion of any Adjustment Year, or if during all or a portion of any Adjustment Year Landlord is not furnishing to any tenant or tenants any particular service, the cost of which, if furnished by Landlord, would be included in Expenses, then Landlord may elect to make an adjustment for such year of Expenses and the amounts thereof which may vary depending upon the occupancy level of the Building or the number of tenants using the service. Any such adjustments shall be deemed costs and expenses paid or incurred by Landlord and included in Expenses for such year, as if the Building had been ninety-five percent (95%) occupied during the entire Adjustment Year, Landlord had furnished such service at its expense to all tenants for the entire Adjustment Year and Landlord had paid or incurred such costs and expenses for such year.

               (3) If any item of Expenses, although paid or incurred in one year, relates to more than one calendar year, at the option of Landlord, such item may be allocated among such related calendar years.

          (f) "Taxes" shall mean real estate taxes, general or special assessments, sewer and water rents (to the extent such rents are not included in the Common Areas Charges or separately paid by Tenant), rates and charges, transit and transit district taxes, taxes based upon the receipt of rent, and any other federal, state or local governmental charge, whether general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord's income or profits, except as provided herein), which may now or hereafter be due and payable during the Term without regard to when such taxes are levied, assessed or imposed against Parcel One, the Common Area or any portion thereof. For example, the Taxes includable for calendar year 2003 shall be those levied and assessed in 2002, though payable in 2003. At such time, if any, Landlord constructs Building II, Landlord shall allocate the Taxes for Parcel One between Building I and Building II as Landlord determines in its sole discretion is appropriate and proportional. Tenant acknowledges Landlord shall be under no obligation to construct
Building II.

          Notwithstanding anything contained in this clause (f) to the contrary:

               (1) If at any time the method of taxation then prevailing is altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof is imposed upon Landlord in place or partly in place of any such Taxes or contemplated increase therein, or in addition to Taxes, and is measured by or is based in whole or in part upon the Real Property or the rents or other income therefrom, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes levied, assessed or imposed against the Real Property to the extent that such items would be payable if the Real Property was the only property of Landlord subject thereto and the income received by Landlord from the Real Property was the only income of Landlord,

               (2) Notwithstanding the year for which any such taxes or assessments are levied, (A) in the case of taxes or special assessments which may be paid in installments, the amount of each installment, plus any interest payable thereon, paid during a calendar year shall be included in Taxes for that year and (B) if any taxes or assessments payable during any calendar year shall be computed with respect to a period in excess of twelve (12) calendar months, then taxes or assessments applicable to the excess period shall be included in Taxes for that year.

               (3) Taxes shall also include any personal property taxes (attributable to the calendar year in which paid) imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances which are components of the Development or the Common Areas.

               (4) If the Building is not at least ninety-five percent (95%) occupied by tenants during all or a portion of any Adjustment Year, then Landlord may elect to make an appropriate adjustment for such year of components of Taxes which may vary depending upon the occupancy level of the Building such that tenants then occupying space in the Building will pay their respective proportionate share of the amount of such Taxes which would have been incurred if the Building had been ninety five percent (95%) occupied during the entire Adjustment Year and Landlord had paid or incurred such Taxes for such year. Any such adjustments shall also be deemed Taxes levied or assessed against the Building and included in Taxes for such year.

          (g) "Rentable Area of the Building" shall mean the sum of the rentable areas on all floors of the Building, which has been computed by Landlord's architect measuring the floors in accordance with the BOMA 1996 standards. The Rentable Area of the Building, as so computed and for all purposes herein, is Two Hundred Sixty-Two Thousand Nine Hundred Ninety-Four (262,994) rentable square feet.

          (h) "Rentable Area of the Premises" has been computed by Landlord's architect in accordance with the BOMA 1996 standards. The Rentable Area of the Premises, as so computed and for all purposes herein, is agreed to be Seventeen Thousand One Hundred Ninety-One (17,191) rentable square feet.

          (i) "Tenant's Proportionate Share" shall mean six and 54/100 percent (6.54%), which is the percentage obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building.

          (j) "Rent Adjustments" shall mean all amounts determined pursuant to this Article, including all amounts payable by Tenant to Landlord on account thereof.

          4.03. COMPUTATION OF RENT ADJUSTMENTS. Tenant shall pay Rent Adjustments for each Adjustment Year determined as hereinafter set forth. Rent Adjustments payable by Tenant with respect to each Adjustment Year during which an Adjustment Date falls shall include the following amounts:

          (a) the product of Tenant's Proportionate Share multiplied by the amount of Taxes for such Adjustment Year (said product being hereinafter referred to as the "Tax Adjustment"); plus

          (b) the product of Tenant's Proportionate Share multiplied by the amount of Expenses for such Adjustment Year (said product being hereinafter referred to as the "Expense Adjustment"); plus

          (c) the product of Tenant's Proportionate Share of Common Area Charges multiplied by the amount of Common Area Charges for such Adjustment Year (said product being hereinafter referred to as the "Common Area Adjustment").

          Tenant agrees and acknowledges that Landlord has made no representation, warranty or guaranty relating to the amount of Taxes, Common Area Charges or Expenses. Tenant has had an opportunity to consult with Landlord with respect to the Taxes, Expenses and Common Area Charges, but has not relied upon any statements or representations of Landlord or of any agent or affiliate of Landlord in regard thereto in executing this Lease and in agreeing to perform the terms and covenants hereof and shall make no claim against Landlord based thereon.

     4.04. PAYMENTS OF RENT ADJUSTMENTS PROJECTIONS. Tenant shall pay Rent Adjustments to Landlord in the manner hereinafter provided:

     Tax Adjustment, Common Area Adjustment and Expense Adjustment. Tenant shall make payments on account of Tax Adjustment, Common Area Adjustment and Expense Adjustment (the aggregate of such payments with respect to any Adjustment Year being hereinafter referred to as the "Rent Adjustment Deposit") as follows:

               (1) Prior to each Adjustment Date and from time to time during the Adjustment Year in which such Adjustment Date falls, Landlord may deliver to Tenant a written notice or notices (each such notice being hereinafter referred to as a "Projection Notice") setting forth (A) Landlord's reasonable estimates, forecasts or projections (collectively, the "Projections") of any or all of Taxes, Common Area Charges and Expenses for such Adjustment Year and (B) Tenants Rent Adjustment Deposits with respect to the Tax Adjustment, Common Area Adjustment and Expense Adjustment components of Rent Adjustments for such Adjustment Year based upon the Projections. Landlord's budgets of Expenses, Common Area Charges and the Projections based thereon may assume ninety-five percent (95%) occupancy of the Building, and that Landlord will furnish all services included in Expenses and Common Area Charges to all tenants of the Building and authorized users of the Common Areas.

               (2) Tenant shall commence payments of monthly installments of Rent Adjustment Deposits on the first day of the first calendar month during the Term following Landlord's delivery of the first Projection Notice hereunder. On such date, and on or before the first day of each calendar month thereafter of the Adjustment Year covered by such Projection Notice, Tenant shall pay to Landlord one-twelfth (1/12) of the Rent Adjustment Deposits shown in the Projection Notice. Within thirty, (30) days following Landlord's delivery of a Projection Notice for an Adjustment Year in progress, Tenant also shall pay Landlord a lump sum equal to the Rent Adjustment Deposits shown in the Projection Notice less the sum of (A) any previous payments on account of Rent Adjustment Deposits made with respect to such Adjustment Year and (B) monthly installments on account of Rent Adjustment Deposits due for the remainder of such Adjustment Year. Until such time as Landlord furnishes a Projection Notice for an Adjustment Year, Tenant shall continue to pay monthly installments of Rent Adjustment Deposits in the amount shown by the most recent Projection Notice or, if the Tax and Expense Adjustment for the Adjustment Year covered by such Projection Notice has been determined, one-twelfth (1/12) of such Tax and Expense Adjustment, whichever is greater.

     4.05. READJUSTMENTS. The following readjustments shall be made by Landlord and Tenant for Expense Adjustment, Common Area Adjustment and Tax Adjustment:

          (a) Following the end of each Adjustment Year and after Landlord has determined the actual amount of Expenses to be used in calculating the Expense Adjustment and the actual amount of Common Area Charges to be used in the calculating the Common Area Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Expense and Common Area Statement") of such Expenses and Common Area Charges and Tenant's Expense Adjustment and Common Area Adjustment for such Adjustment Year. If the Expense and Common Area Adjustment owed for such Adjustment Year exceeds the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord's Expense and Common Area Statement, shall pay to Landlord an amount equal to the excess of the Expense and Common Area Adjustment over the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Expense and Common Area Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Expense and Common Area Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Expense and Common Area Statement, or, at its option, may credit such excess to any Rent theretofore due and owing as of such date, until such excess has been exhausted; provided however, any such amount of excess left after crediting shall promptly be paid to Tenant. If this Lease expires or is terminated prior to full application of such excess, Landlord shall promptly pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenant's obligations under Section 4.08 hereof, provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

          (b) Following the end of each Adjustment Year and after Landlord has determined the actual amount of Taxes to be used in calculating the Tax Adjustment for such Adjustment Year, Landlord shall notify Tenant in writing (any such notice hereinafter referred to as "Landlord's Tax Statement") of such Taxes for such Adjustment Year. If the Tax Adjustment owed for such Adjustment Year exceeds the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year, then Tenant, within thirty (30) days after the date of Landlord's Tax Statement, shall pay to Landlord an amount equal to the excess of the Tax Adjustment over the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year. If the Tax Adjustment component of the Rent Adjustment Deposits paid by Tenant during such Adjustment Year exceeds the Tax Adjustment owed for such Adjustment Year, then Landlord shall credit such excess to Rent payable after the date of Landlord's Tax Statement, or, at its option, may credit such excess to any Rent theretofore due and owing, until such excess has been exhausted. If this Lease expires or is terminated prior to full application of such excess, Landlord shall promptly pay to Tenant the balance thereof not theretofore applied against Rent and not reasonably required for payment of Rent for the Adjustment Year in which this Lease expires, subject to Tenants obligations under Section 4.08 hereof; provided Tenant has vacated the Premises and otherwise has surrendered the Premises to Landlord in accordance with this Lease and Tenant is not then in default under this Lease.

     4.06. BOOKS AND RECORDS. Landlord shall maintain books and records showing Taxes, Common Area Charges and Expenses in accordance with sound mounting and management practices. Tenant or its representative shall have the right to examine Landlord's books and records showing Taxes, Common Area Charges and Expenses upon reasonable prior notice and during normal business hours at any time within thirty (30) days following the furnishing by Landlord to Tenant of Landlord's Expense and Common Area Statement or Landlord's Tax Statement, as the case may be, provided for in Section 4.05. Unless Tenant takes written exception to any item within thirty (30) days after the furnishing of Landlord's Expense and Common Area Statement or Landlord's Tax Statement, as the case may be, containing such item, such Landlord's Statement shall be considered final and accepted by Tenant.

     4.07. AUDIT PROCEDURES. If Tenant notifies Landlord within such thirty (30) day period that Tenant disputes any specific item or items in any Landlord's Expense and Common Area Statement or Landlord's Tax Statement, as the case may be, and such dispute is not resolved between Landlord and Tenant within thirty
(30) days after the date such notice is given by Tenant, either party, during the fifteen (15) day period following the expiration of the thirty (30) day period commencing on the date such notice is given, may refer such disputed item or items for determination to an independent certified public accountant selected by such party and approved by the other party, which approval shall not be withheld unreasonably, and the determination of such accountant shall be final, conclusive and binding upon Landlord and Tenant. Tenant agrees to pay all costs involved in such determination except in the case of Tax Adjustment and Expense and Common Area Adjustment for any Adjustment Year where it is determined that Landlord has overcharged Tenant for Tax Adjustment and Expense and Common Area Adjustment for such Adjustment Year by more than five percent (5%), in which case Landlord shall pay such costs.

     4.08. PRORATION AND SURVIVAL. With respect to any Adjustment Year which does not fall entirely within the Term, Tenant shall be obligated to pay as Expense and Common Area Adjustment and Tax Adjustment for such Adjustment Year only a pro rata share of Expense and Common Area Adjustment and Tax Adjustment as hereinabove determined, based upon the number of days of the Term falling within the Adjustment Year. Following expiration or termination of this Lease, Tenant shall pay any Rent Adjustments due to Landlord within thirty

(30) days after the date of each Landlord's Statement sent to Tenant. Without limitation of other Obligations of Tenant which shall survive the expiration of the Term, the obligation of Tenant to pay Rent Adjustments provided for in this Article accruing during the Term shall survive the expiration or termination of this Lease.

     4.09. NO DECREASE IN BASE RENT. In no event shall any Rent Adjustments result in a decrease of Base Rent payable hereunder.

     4.10. ADDITIONAL RENT. All amounts payable by Tenant as or on account of Rent Adjustments shall be deemed to be additional rent becoming due under this Lease. The failure to timely pay Rent Adjustments shall permit Landlord to exercise any and all of its rights and remedies herein provided for failure to pay Base Rent.

     4.11. RENT ADJUSTMENTS DURING YEARS 1 AND 2 OF LEASE. Tenant acknowledges, notwithstanding the Base Rent abatement applicable to Lease Years 1 and 2 hereof, Tenant remain responsible for Rent Adjustments applicable to Lease Years 1 and 2 hereof.

                                   ARTICLE 5

                                 USE OF PREMISES

     Tenant shall use and occupy the Premises for general office purposes and for no other use or purpose, whether primary, ancillary or otherwise, provided however Tenant shall not be entitled to use the Premises for purposes of a commercial or retail bank, savings and loan, or credit union. Tenant shall not use or occupy the Premises or permit the use and occupancy of the Premises or permit the use and occupancy of the Premises for any purpose or in any manner which (i) is unlawful or in violation of any applicable legal or governmental requirement, ordinance or rule; (ii) may be dangerous to persons or property,
(iii) may invalidate or increase the amount of premiums for any policy of insurance affecting the Development if Tenant continues any such action or omission after notice from Landlord such action or omission would invalidate or increase the amount of premiums for any policy of insurance affecting the Development, or (iv) may create a nuisance or disturb any other tenant of the Building or injure the reputation of the Building.

                                   ARTICLE 6

                                    SERVICES

     6.01. SERVICES PROVIDED. Landlord shall use commercially reasonable efforts to furnish or caused to be furnished the following services, the costs of which shall, in all instances, be deemed Expenses (except to the extent paid entirely by Tenant, as hereinafter provided):

          (a) Air conditioning and heating when necessary to provide a temperature condition required, in Landlord's judgment, for comfortable occupancy of the Premises under normal business operations, daily from 7: 30 a.m. to 7:00 p.m. (Saturdays from 8:00 a.m. to 1:00 p.m.), Sundays and holidays excepted. Whenever Tenant's use or occupation of the Premises exceeds the design loads for the system providing heating and air conditioning, or lighting or heat-generating machines or equipment which cumulatively exceed such design loads are used by Tenant in the Premises, which affect the temperature otherwise maintained by the heating, ventilating and air conditioning system in the Premises or Building, Landlord may temper such excess loads by installing supplementary heat or air conditioning units in the Premises or elsewhere where necessary, and the cost of such units and the expense of installation, including, without limitation, the cost of preparing working drawings and specifications, shall be paid by Tenant as additional rent within ten (10) days after Landlord's demand therefor. The expense resulting from the operation and maintenance of any such supplementary heat or air conditioning units shall be paid by Tenant to Landlord as additional rent at rates fixed by Landlord. Landlord's agreements hereunder are subject to voluntary and mandatory presidential and governmental restrictions on energy use.

          (b) Domestic water in common with other tenants for drinking, lavatory and toilet purposes drawn through fixtures installed by Landlord, or by Tenant in the Premises with Landlord's written consent, and hot water in common with other tenants for lavatory purposes from regular Building supply. Tenant shall pay Landlord as additional rent at Landlord's scheduled rates for domestic water and hot water furnished for any other purpose. Tenant shall not waste or permit the waste of water.

          (c) Janitorial and cleaning service nightly in and about the Premises, Saturdays, Sundays and holidays excepted. Tenant shall not provide or use any other janitorial or cleaning services without Landlord's consent, and then only subject to supervision of Landlord and at Tenant's sole responsibility and by a janitor, cleaning contractor or employees at all times satisfactory to Landlord.

          (d) Passenger elevator service in common with Landlord and other persons, daily from 7:00 a.m. to 7:00 p.m. (Saturdays from 8:00 a.m. to 1:00 p.m.), Sundays and holidays excepted, and freight elevator service in common with Landlord and other persons, daily from 8:00 a.m. to 5:00 p.m., Saturdays, Sundays and holidays excepted. Such normal elevator service, passenger or freight, if furnished at other times, shall be optional with Landlord and shall never be deemed a continuing obligation. Landlord, however, shall provide limited passenger elevator service daily at all times when such normal passenger service is not furnished.

          (e) Electricity shall not be furnished by Landlord, but shall be furnished by an electric utility company serving the area in which the Building is located. Landlord shall permit Tenant to receive such service directly from such utility company at Tenant's cost, and shall permit Landlord's wire and conduits, to the extent available, suitable, safe and capable, to be used for such purposes. Tenant shall make all necessary arrangements with the utility company for metering of and paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for installation of electric meters and electric current consumed on the Premises during Tenant's occupancy. The electricity used during the performance of janitorial service, the making of alterations or repairs in the Premises, and for the operation of the Building's air conditioning system for Tenant at times other than as provided in subparagraph (a) hereof, or the operation of any special air conditioning systems which may be required for data processing equipment or for other special equipment or machinery installed by Tenant, shall be paid by Tenant. Tenant shall make no alterations or additions to the electric equipment or appliances without the prior written consent of Landlord in each instance. Tenant also agrees to purchase from Landlord or its agents all lamps, bulbs, ballasts and starters used in the Premises during the Term, which materials shall be sold to Tenant by Landlord at Landlord's cost. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of the feeders to the Building or the risers or wiring installed thereon.

          (f) Landlord may provide such extra or additional services as it is reasonably possible for Landlord to provide, and as Tenant may request from time to time, within a reasonable period after the time such extra or additional services are requested. Tenant shall pay, for such extra or additional services, an amount equal to one hundred ten percent (110%) of Landlord's actual cost reasonably incurred in providing such additional services, such amount to be considered additional rent hereunder. All charges for such extra or additional services shall be due and payable at the same time as the installment of Base Rent with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service.

     6.02. FAILURE TO PAY FOR SERVICES. Failure by Tenant to pay Landlord's proper charges for water or other services promptly shall give Landlord, upon not less than ten (10) days' notice, the right to discontinue furnishing the services, and no such discontinuance shall be deemed an eviction or disturbance of Tenant's use of the Premises or render Landlord liable for damages or relieve Tenant from performance of Tenant's obligations under this Lease.

     6.03. FAILURE TO FURNISH SERVICES. Except as otherwise specifically provided in this Lease, Tenant agrees that Landlord and its agents shall not be liable in damages, by abatement of Rent or otherwise, for failure to furnish or for delay in furnishing any service when such failure or delay is occasioned, in whole or in part, by repairs, renewals or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by the act or default of Tenant or other parties, or by any cause beyond the reasonable control of Landlord; and such failures or delays shall never be deemed an eviction or disturbance of Tenant's use or possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, provided, however, Landlord shall use commercially reasonable efforts to restore any interruption of such services to the extent Tenant advises Landlord of such interruption or such interruption is otherwise known by Landlord.

     6.04. REGULATIONS REGARDING UTILITIES SERVICES. Tenant agrees to cooperate fully, at all times, with Landlord in abiding by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of all utilities and services reasonably necessary for the operation of the Premises and the Building. Throughout the Term of this Lease, Landlord shall have fine access to any and all mechanical installations, and Tenant agrees that there shall be no construction of partitions or other obstructions which might interfere with access to or the moving or servicing of equipment to or from the enclosures containing said installations. Tenant further agrees that neither Tenant nor its employees, agents, licensees, invitees or contractors shall at any time tamper with, adjust or otherwise in any manner affect Landlord's mechanical installations.

                                   ARTICLE 7

                         CONDITION AND CARE OF PREMISES

     Tenant's taking possession of the Premises or any portion thereof pursuant to the terms of the Work Letter for construction of the Tenant Improvements shall be conclusive evidence against Tenant that the portion of the Premises taken possession of was then in satisfactory condition. No promises of Landlord to alter, remodel, improve, repair, decorate or clean the Premises or any part thereof have been made, and no representation respecting the condition of the Premises, the Building or Parcel One, has been made to Tenant by or on behalf of Landlord except to the extent expressly set forth herein. Except for any damage resulting from any wanton or negligent act of Landlord or its employees and agents, and subject to the provisions of Article 15 hereof, Tenant, at its own expense, shall keep the Premises in good repair and tenantable condition and shall promptly and adequately repair all damage to the Premises caused by Tenant or any of its employees, contractors, agents, invitees or licensees, including replacing or repairing all damaged or broken glass, fixtures and appurtenances resulting from any such damage, under the supervision and with the approval of Landlord and within any reasonable period of time specified by Landlord. If Tenant does not do so promptly and adequately, Landlord may, but need not, make such repairs and replacements and Tenant shall pay Landlord the cost thereof on demand.

                                   ARTICLE 8

                               RETURN OF PREMISES

     8.01. SURRENDER OF POSSESSION. At the termination of this Lease by lapse of time or otherwise or upon termination of Tenant's right of possession without termination of this Lease, Tenant shall surrender possession of the Premises to Landlord and deliver all keys to the Premises to Landlord and make known to Landlord the combination of all locks or vaults then remaining in the Premises, and, subject to the following paragraph, shall return the Premises and all equipment and fixtures of Landlord therein to Landlord in as good condition as when Tenant originally took occupancy of the Premises subsequent to completion of construction of the Tenant Improvements contemplated by the Work Letter, ordinary wear, loss or damage by fire or other casualty not caused by Tenant, and damage resulting from the act of Landlord or its employees and agents excepted, failing which Landlord may restore the Premises and such equipment and fixtures to such condition and Tenant shall pay the cost thereof to Landlord on demand.

     8.02. INSTALLATIONS AND ADDITIONS. All installations, additions, partitions, hardware, light fixtures, non-trade fixtures and improvements, whether temporary or permanent, except movable furniture and equipment belonging to Tenant, in or upon the Premises, whether placed there by Tenant or Landlord, shall be Landlord's property and, upon termination of this Lease by lapse of time or otherwise, or of Tenant's right of possession without termination of this Lease, shall remain upon the Premises, all without compensation, allowance or credit to Tenant; provided, however, solely with respect to specific improvements Landlord has previously advised Tenant pursuant to the terms of this Paragraph that removal of such improvements may be required and

Landlord so directs removal by notice, Tenant, at Tenant's sole cost and expense, shall promptly remove such of the installations, additions, partitions, hardware, light fixtures, non trade fixtures and improvements placed in the Premises by Tenant as are designated in such notice and repair any damage to the Premises caused by such removal, failing which Landlord may remove the same and repair the Premises and Tenant shall pay the cost thereof to Landlord on demand. At the sole option of Landlord, Tenant shall leave in place any floor covering without compensation to Tenant, or Tenant shall remove any floor covering and shall remove all fastenings, paper, glue, bases or other vestiges and restore the floor surface to its previous condition, or shall pay to Landlord upon demand the cost for restoring the floor surface to such condition. Notwithstanding the foregoing, Tenant shall, subject to the terms of Subparagraph 29.16 hereof, have no obligation to remove any improvements constructed by Tenant pursuant to the terms of Exhibit D hereto to the extent same are customary office improvements or, if not customary office improvements, Landlord has not advised Tenant, in writing at the time of Landlord's approval of the Working Drawings of Landlord's reservation of the right to require removal of such improvements upon termination of this Lease.

     8.03. TRADE FIXTURES AND PERSONAL PROPERTY. Tenant shall also remove Tenants furniture, machinery, safes, trade fixtures and other items of movable personal property of every kind and description from the Premises and repair any damage to the Premises caused thereby, such removal and restoration to be performed prior to the end of the Term or within ten (10) days following termination of this Lease or Tenant's right of possession, whichever is earlier. If Tenant fails to remove such items, Landlord may do so, and thereupon the provisions of Section 17.06 shall apply and Tenant shall pay to Landlord upon demand the cost of removal and of restoration of the Premises.

     8.04. SURVIVAL. All obligations of Tenant under this Article shall survive the expiration of the Term or earlier termination of this Lease.

                                   ARTICLE 9

                                  HOLDING OVER

     Tenant shall pay Landlord for each day Tenant retains possession of the Premises or any part thereof after termination of this Lease, by lapse of time or otherwise, or of Tenant's right to possession of the Premises, an amount which is one hundred fifty percent (150%) of the amount of Base Rent and Rent Adjustments for a day in the last month of the Term, based upon the annual rate of Base Rent set forth in Section 3.01 and on Rent Adjustments provided for in
Article 4 with respect thereto for the period in which such possession occurs, calculated as though such period were within the Term, and Tenant shall also pay all damages, consequential as well as direct, sustained by Landlord by reason of such retention. In the alternative, if Landlord gives written notice to Tenant of Landlord's election thereof, such holding over shall constitute a renewal of this Lease for one year at the annual rate which is one hundred fifty percent of the Base Rent and Rent Adjustments for the Lease Year immediately preceding such holding over. Acceptance by Landlord of rent after such termination shall not of itself constitute a renewal. Nothing contained in this Section shall be construed or shall operate as a waiver of Landlord's right of reentry or any other right or remedy of Landlord.

                                   ARTICLE 10

                              RULES AND REGULATIONS

     Tenant agrees to observe and not to interfere with the rights reserved to Landlord in Article 11 and agrees, for itself, its employees, agents, contractors, invitees and licensees, to comply with the rules and regulations set forth in EXHIBIT E attached to this Lease and made a part hereof and such other rules and regulations as may be adopted by Landlord pursuant to Section 11.01(1) of this Lease. Any violation by Tenant of any of the rules and regulations contained in Exhibit E or in any Section of this Lease, or as may hereafter be adopted by Landlord pursuant to Section 11.01(1) of this Lease, may be restrained; but whether or not so restrained, Tenant acknowledges and agrees that it shall be and shall remain liable for all damages, loss, costs and expenses resulting from any violation by Tenant of any of said rules and regulations. Landlord agrees not to enforce any such rules and regulations selectively against Tenant.

                                   ARTICLE 11

                           RIGHTS RESERVED TO LANDLORD

     11.01. RIGHTS RESERVED TO LANDLORD. Landlord reserves the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting an eviction or disturbance of Tenant's use or possession or giving rise to any claim for setoff or abatement of Rent or affecting any of Tenant's obligations under this Lease:

          (a) To change the name or street address of the Building;

          (b) To install and maintain signs on the exterior and interior of the Building;

          (c) To prescribe the location and style of the suite number and identification sign or lettering for the Premises;

          (d) To retain at all times, and to use in appropriate instances, pass keys to the Premises;

          (e) To grant to anyone the exclusive right to conduct any business or render any service in the Building, or the nonexclusive right to use any premises in the Building for a use which is the same as or similar to the use expressly permitted to Tenant by Article 5;

          (f) Subject to reasonable prior notice, to exhibit the Premises at reasonable hours and to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises;

          (g) To enter the Premises at reasonable hours for reasonable purposes during normal business hours and thereafter upon reasonable notice (except in an emergency or with respect to janitorial service), including inspection and supplying janitorial service or other service to be provided to Tenant hereunder;

          (h) To require all persons entering or leaving the Building during such hours as Landlord may reasonably determine from time to time to identify themselves to security personnel by registration or otherwise in accordance with security controls, and to establish their right to enter or to leave in accordance with the provisions of Exhibit E. Landlord shall not be liable in damages for any error with respect to admission to or eviction or exclusion from the Building of any person. In case of fire, invasion, insurrection, mob, riot, civil disorder, public excitement or other commotion, or threat thereof, Landlord reserves the right to limit or to prevent access to the Building during the continuance of the same, to shut down elevator service, to activate elevator emergency controls, or otherwise to take such action or preventive measures deemed necessary by Landlord for the safety or security of the tenants or other occupants of the Building or for the protection of the Building and the property in the Building. Tenant agrees to cooperate with any reasonable safety or security program developed by Landlord;

          (i) To regulate access to telephone, electrical and other utility closets in the Building and to require use of designated contractors for any work involving access to the same;

          (j) To control and prevent access to common areas and other non general public areas of the Building pursuant to Exhibit E;

          (k) Provided that reasonable access to the Premises shall be maintained, the business of Tenant shall not be interfered with unreasonably and reasonable prior notice had been provided to Tenant, to rearrange, relocate, enlarge, reduce or change corridors, exits, entrances or other structures or facilities in or related to the Building or Common Areas and to decorate and, at its own expense, to make repairs, alterations, additions and improvements, structural or otherwise, in or to the Building or Common Areas or any part thereof, and any adjacent building, land, street or alley, including for the purpose of connection with or entrance into or use of the Building in conjunction with any adjoining or adjacent building or buildings, now existing or hereafter constructed, and may for such purposes erect scaffolding and other structures reasonably required by the character of the work to be performed, and during such operations may enter upon the Premises and take into and upon or through any part of the Building, including the Premises, all materials that may be required to make such repairs, alterations, improvements or additions, and in that connection, Landlord may temporarily close public entryways, other public spaces, portions of the parking structure, stairways or corridors in or around the Building or Common Areas and interrupt or temporarily suspend any services or facilities agreed to be furnished by Landlord, all without the same constituting an eviction of Tenant in whole or in part and without abatement of Rent by reason of loss or interruption of the business of Tenant or otherwise and without in any manner rendering Landlord liable for damages or relieving Tenant from performance of Tenant's obligations under this Lease. Landlord, at its option, may make any repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours and, if Tenant desires to have such work done at times other than business hours, Tenant shall pay all overtime and additional expenses resulting therefrom;

          (l) From time to time to make and to adopt such reasonable rules and regulations, in addition to or other than or by way of amendment or modification of the rules and regulations contained in Exhibit E or other Sections of this Lease, for the protection and welfare of the Building and Development and its tenants and occupants, as Landlord may determine and provide to Tenant in writing, and Tenant agrees to abide by and comply with all such rules and regulations;

          (m) To relocate any reserved parking spaces, if any, assigned to Tenant within one (1) floor of their initial location, provided such spaces shall be located within the same row of parking spaces on the adjacent floor as they are located on Schedule 2 hereof; and

          (n) To locate, relocate, remove or modify tenant monument signage, if any, provided to Tenant.

     11.02. USE OF ROOF AND LAND. Landlord specifically excepts and reserves to itself the use of any roof decks, the exterior portions of the Premises, the Building Risers, all rights to the land and improvements below the improved floor level of the Premises, to the improvements and air rights above the Premises and to the improvements and air rights located outside the demising walls of the Premises and to such areas within the Premises required for installation of utility lines and other installations required to serve other occupants of the Building, including but not limited to any risers and to maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein or otherwise granted by Landlord to Tenant in writing. This Lease does not grant any rights to light or air.

                                   ARTICLE 12

                                   ALTERATIONS

     Except as otherwise provided in this Lease or attachments hereto, Tenant shall not make, without the prior written consent of Landlord, which consent shall not be unreasonably or unduly withheld, any material alterations, additions or improvements to the Premises. Landlord's decision to refuse such consent shall be conclusive, and shall not, in any event, be granted if Tenant is in default hereunder. If Landlord consents to such alterations, additions or improvements, before commencement of the work or delivery of any materials onto the Premises or into the Building, Tenant shall furnish to Landlord for approval plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, and instruments of indemnification against any and all claims, costs, expenses, damages and liabilities which may arise in connection with such work, all in such form, substance and amount as may be reasonably satisfactory to Landlord. In addition, prior to commencement of any such work or delivery of any materials into the Premises, Tenant shall provide Landlord with appropriate evidence of Tenant's ability to pay for such work and materials in full, and if requested by Landlord, shall deposit with Landlord at such time such security for the payment of said work and materials as Landlord may require. All alterations, additions and improvements shall be installed in a good, workmanlike manner and only new, highgrade materials shall be used. All such work shall be done only by contractors or mechanics approved by Landlord and shall be subject to Landlord's scheduling requirements and regulations. Tenant further agrees to hold Landlord harmless from any and all liabilities of every kind and description which may arise out of or be connected in any way with said alterations, additions or improvements. Before commencing any work in connection with such alterations, additions or improvements, Tenant shall furnish Landlord with certificates of insurance naming Landlord as an additional insured from all contractors performing labor or furnishing materials insuring Landlord against any and all liabilities which may arise out of or be connected in any way with said alterations, additions or improvements. Tenant shall permit Landlord to supervise construction operations in connection with the foregoing work if Landlord requests to do so. Tenant shall pay the cost of all such alterations, additions and improvements, as well as the cost of decorating and repairing any damage to the Building, including the Premises, occasioned by such alterations, additions and improvements, including the cost of labor and materials, contractors' profits, overhead and general conditions, and a fee to Landlord in the amount of ten percent (10%) of the cost of such alterations, additions and improvements. Upon completing any alterations, additions or improvements, Tenant shall furnish Landlord with contractors' affidavits in form required by law, and full and final waivers of lien and receipted bills covering all labor and materials expended and used. All alterations, additions and improvements shall comply with all insurance requirements and with all city and county ordinances and regulations and with the requirements of all state and federal statutes and regulations.

                                   ARTICLE 13

                            ASSIGNMENT AND SUBLETTING

     13.01. ASSIGNMENT AND SUBLETTING. Tenant, without the prior written consent of Landlord in each instance which, in any event, shall not be granted if Tenant is in default hereunder, shall not (a) assign, transfer, mortgage, pledge, hypothecate or encumber or subject to or permit to exist upon or be subjected to any lien or charge, this Lease or any interest under it, (b) allow to exist or occur any transfer of or lien upon this Lease or Tenant's interest herein by operation of law, (c) sublet the Premises or any part thereof, (d) permit the use or occupancy of the Premises or any part thereof for any purpose not provided for under Article 5 of this Lease or by anyone other than Tenant and Tenant's agents and employees, or (e) cause, suffer or permit to occur any "Change of Control" (as such term is defined in Section 13.08 hereof); provided however a Change of Control or an assignment to Tenant's successor in interest by operation of law or pursuant to an acquisition of all or substantially all of Tenant's assets may occur and shall not require Landlord's consent nor be subject to the terms of Paragraph 13.04 hereof, so long as the total assets of such surviving or resulting entity or successor after such Change of Control or assignment shall be equal to or greater than Tenant's total assets prior to such Change of Control or assignment. Landlord has the absolute right to withhold its consent without giving any reason whatsoever, except as herein expressly provided to the contrary. In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

     13.02. RENTALS BASED ON NET INCOME. Without limiting the generality of the foregoing provisions of this Article, Tenant expressly covenants and agrees not to enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of the Premises which provides for rental or other payment for such use, occupancy or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied or utilized (other than an amount based upon a fixed percentage or percentages of receipts or sales), and that any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

     13.03. TENANT TO REMAIN OBLIGATED. Consent by Landlord to any assignment, subletting, use, occupancy or transfer shall not operate to relieve Tenant from any covenant or obligation hereunder except to the extent, if any, expressly provided for in such consent, or be deemed to be a consent to or relieve Tenant from obtaining Landlord's consent to any subsequent assignment, transfer, lien, charge, subletting, use or occupancy. Tenant shall pay all of Landlord's costs, charges and expenses, including attorneys' fees, incurred in connection with any assignment, transfer, lien, charge, subletting, use or occupancy made or requested by Tenant. Tenant agrees that all advertising by Tenant or on Tenant's behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication and Tenant shall not advertise the space for lease at a rental less than that for which comparable space in the Building is then being offered by Landlord.

     13.04. TENANT'S NOTICE; LANDLORD'S RIGHT TO TERMINATE. Tenant, by notice in writing, shall advise Landlord of its intention from, on and after a stated date (which shall not be less than thirty (30) days after the date of Tenant's notice) to assign this Lease or sublet any part or all of the Premises for the balance or any part of the Term and shall deliver to Landlord a copy of the proposed agreement. In the event of such notice from Tenant for assignment of all of the Premises or a sublet of more than fifty percent (50%) of the Premises, Landlord shall have the right, to be exercised by giving written notice to Tenant ("Recapture Notice") within ten (10) days after receipt of Tenant's notice, to recapture all of the Premises if an assignment or such sublease space if a sublet of more than fifty percent (50%) of the Premises and such recapture notice, if given, shall terminate this Lease (a) in its entirety and except for obligations of Tenant hereunder intended to survive a termination of this Lease, with no further obligations of Tenant to Landlord hereunder if an assignment of this Lease, (b) or with respect to the space therein described as to a sublet of more than fifty percent (50%) of the Premises, except for obligations of Tenant hereunder intended to survive a termination of this Lease with respect to the sublease portion of the Premises recaptured by Landlord and all obligations of Tenant with respect to the balance of the Premises not recaptured by Landlord as of the date stated in Tenant's notice, provided, however, in the event Tenant notifies Landlord within five (5) business days of receipt of Landlord's Recapture Notice of Tenant's withdrawal of its request to sublease or assign the Premises ("Withdrawal Notice"), Landlord's Recapture Notice shall be of no further force and effect, Tenant shall not have the right to so sublease or assign the requested interest in the Premises and this Lease shall remain in full force and effect. Tenant's notice shall state the name and address of the proposed subtenant or assignee, contain a true and complete copy of the proposed sublease or assignment and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed subtenant or assignee shall be delivered to Landlord with said notice. If Tenant's notice covers all of the space hereby demised, and if Landlord gives its recapture notice with respect thereto, the Term of this Lease shall expire on the date stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent and Tenant's Proportionate Share as defined herein shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay all costs in connection with the physical subdivision of any portion of the Premises.

     13.05. LANDLORD'S CONSENT. If Landlord, upon receiving Tenants notice with respect to any such space, does not have a right to terminate this Lease or a portion of this Lease or does not exercise its right to terminate as aforesaid, Landlord will, provided Tenant is not in material default hereunder, not unreasonably or unduly withhold its consent to Tenants assignment of this Lease or subletting the space covered by its notice. Landlord shall not be deemed to have unreasonably withheld its consent to a sublease of part or all of the Premises or an assignment of this Lease if its consent is withheld because: (a) Tenant is then in material default hereunder; (b) any notice of termination of this Lease or termination of Tenants possession was given under Article 17; (c) the portion of the Premises which Tenant proposes to sublease, including the means of ingress thereto and egress therefrom and the proposed use thereof, or the remaining portion of the Premises, or both, will violate any city, state or federal law, ordinance or regulation, including, without limitation, any applicable building code or zoning ordinances; (d) the proposed use of the Premises by the subtenant or assignee does not conform with theme permitted by
Article 5; (e) in the reasonable judgment of Landlord, the proposed subtenant (in any instance where such subtenant is subleasing 50% or more of the Premises) or assignee is of a character or is engaged in a business which would be deleterious to the reputation of the Building, or such subtenant or assignee's creditworthiness is not equal to or greater than Tenant's; (f) the proposed subtenant or assignee is a government or a government agency; (g) any other lease in the Building restricts rental of space in the Building to the proposed subtenant or assignee; or (h) the proposed subtenant or assignee is an occupant of the Building; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar to or dissimilar from the foregoing examples.

     13.06. PROFITS. If Tenant, having first obtained Landlord's consent to any sublease or assignment, or if Tenant or a trustee in bankruptcy for Tenant pursuant to the Bankruptcy Code, assigns this Lease or sublets the Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease and expenses and costs incurred by Tenant in connection with such subletting or assignment, including without limitation, legal fees and broker fees, then Tenant shall pay to Landlord as additional rent fifty percent (50%) of any such excess rent or other monetary consideration within ten (10) days of each receipt by Tenant of such payments.

     13.07. ASSIGNEE TO ASSUME OBLIGATIONS. If Tenant assigns this Lease as permitted herein, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument satisfactory to Landlord and furnished to Landlord prior to the effective date of the assignment. If Tenant subleases the Premises as permitted herein, Tenant shall obtain and furnish to Landlord, prior to the effective date of such sublease and in form satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant, at Landlord's option and written request, will, at Landlord's election, attorn to Landlord in the event this Lease terminates before the expiration of the sublease.

     13.08. CHANGE OF CONTROL. Notwithstanding anything to the contrary in this Article, if Tenant is a corporation (other than a corporation the stock of which is publicly traded) the term "Change of Control" shall mean any change in the ownership of the shares of stock which constitute control of Tenant other than by reason of gift or death. The term "control" as used herein means the power, directly or indirectly, to director cause the direction of the management or policies of Tenant. If Tenant is a partnership, whether general or limited, the term "Change of Control" shall mean any change in the ownership of the partnership interests which constitute control of Tenant other than by reason of gift or death. If Tenant is a limited liability company, the term "Change of Control" shall mean any change in more than fifty percent (50%) of the equity ownership of the limited liability company or mole than fifty percent (50%) of the voting power of the member(s) or manager(s) of the limited liability company.

                                   ARTICLE 14

                  WAIVER OF CERTAIN CLAIMS; INDEMNITY BY TENANT

     14.01. WAIVER OF CERTAIN CLAIMS. To the extent not prohibited expressly by law, Tenant releases Landlord and its agents and employees, from and waives all claims for damages to person or property sustained by Tenant or by any occupant of the Premises, the Building or the Development, or by any other person, resulting directly or indirectly from fire or other casualty, cause or any existing or future condition, defect, matter or thing in or about the Premises, the Building or the Development or any part of it, or from any equipment or appurtenance therein, or from any accident in or about the Building or the Development, or from any act or neglect of any tenant or other occupant of the Building or the Development or any part thereof or of any other person, including Landlord and its agents. This Section shall apply especially, but not exclusively, to damage caused by water, snow, frost, steam, excessive heat or cold, sewerage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, broken glass, sprinkling, or air conditioning devices or equipment, or flooding of basements, and shall apply without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the acts specifically enumerated above, or from any other thing or circumstance, whether of a like nature or of a wholly different nature.

     14.02. DAMAGE CAUSED BY TENANT'S NEGLECT. If any damage to the Premises, the Development or the Building or any equipment or appurtenance therein, whether belonging to Landlord or to other tenants or occupants of the Building or the Development, results from any act or neglect of Tenant, its employees, agents, contractors, licensees or invitees, Tenant shall be liable therefor and Landlord, at its option, may repair such damage and Tenant, upon demand by Landlord, shall reimburse Landlord for all costs of such repairs and damages.

     14.03. TENANT RESPONSIBLE FOR PERSONAL PROPERTY. All personal property belonging to Tenant or any occupant of the Premises that is in the Building, the Development or the Premises shall be there at the risk of Tenant or other person only and Landlord shall not be liable for damage thereto or theft or misappropriation thereof.

     14.04. INDEMNIFICATION. To the extent not prohibited expressly by law, Tenant agrees to hold Landlord and its agents and employees, harmless and to indemnify each of them against claims and liabilities, including reasonable attorneys' fees, for injuries to all persons and damage to or theft, misappropriation or loss of property occurring in or about the Premises and the Development arising from Tenant's occupancy of the Premises or the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises or the Development or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease or due to any other act or omission of Tenant, its agents, contractors, invitees, licensees or employees. To the extent not prohibited expressly by law, Landlord agrees to hold Tenant and its agents and employees harmless from any negligence or willful misconduct of Landlord or from any breach or default on the part of Landlord in performance of any covenant or agreement on the part of Landlord to be performed by Landlord pursuant to the terms of the Lease.

     14.05. LANDLORD'S INDEMNITY. Landlord agrees to hold harmless and indemnify Tenant from all claims arising out of Landlord's negligence or willful misconduct.

                                   ARTICLE 15

                        DAMAGE OR DESTRUCTION BY CASUALTY

     15.01. DAMAGE OR DESTRUCTION BY CASUALTY. If the Premises, the Building or the Common Areas are damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Premises or the Building untenantable, then Landlord shall proceed to repair and restore the Building and the base building portion of the Premises with reasonable promptness, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control and Tenant shall restore the Tenant Improvements and any alterations to the Premises made by Tenant. If any such damage renders all or a substantial portion of the Premises or the Building untenantable or the Common Areas unusable, Landlord, with reasonable promptness after the occurrence of such damage, shall estimate the length of time that will be required to substantially complete the repair and restoration of such damage to the Building and the base building portion of the Premises and shall advise Tenant by notice of such estimate. If it is estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred seventy (270) days from the date such damage occurred, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered untenantable) shall have the right to terminate this Lease as of the date of such damage upon giving notice to the other at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that, if it elects to do so, Landlord may also give such notice of termination together with the notice containing said estimate). Unless this Lease is so terminated, Landlord shall proceed with reasonable promptness to repair and restore the Building and the base building portion of the Premises subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease, except as hereinafter provided, if such repairs and restoration in fact are not completed within the time period estimated by Landlord or within two hundred seventy (270) days. If the Building and the base building portion of the Premises are not repaired or restored within eighteen (18) months after the date of such fire or other casualty, then either party may terminate this Lease, effective as of the date of such fire or other casualty, by written notice given to the other party not later than thirty (30) days after the expiration of said eighteen (18) month period, but prior to substantial completion of repair or restoration. Notwithstanding anything to the contrary set forth herein, (a) Landlord shall have no duty pursuant to this Section to repair or restore any portion of the alterations, additions or improvements owned by Tenant and which are not affixed to the Premises or to expend for any repair or restoration amounts in excess of insurance proceeds paid to Landlord and available for repair or restoration; (b) Tenant shall not have the right to terminate this Lease pursuant to this Section if the damage or destruction was caused by the act or neglect of Tenant, its agents or employees; and (c) if any such damage rendering all or a substantial portion of the Premises or the Building untenantable shall occur during the last two (2) years of the Term, Landlord shall have the option to terminate this Lease by giving written notice to Tenant within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of the date of such notice.

     15.02. ABATEMENT OF RENT. In the event any fire or casualty damage not caused by the act or neglect of Tenant, its agents or employees, renders the Premises substantially untenantable and if this Lease is not terminated pursuant to Section 15.01 by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date Landlord tenders the Premises to Tenant as being ready for occupancy. If any undamaged portion of the Premises can reasonably be occupied for the conduct of Tenant's business, such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Premises not ready for occupancy from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to Section 15.01, Rent shall be apportioned on a per diem basis and shall be paid to the date of the fire or casualty.

                                   ARTICLE 16

                                 EMINENT DOMAIN

     If the entire Building, the Common Areas or a substantial part thereof, or any part thereof which includes all or a substantial part of the Premises, shall be taken or condemned by any competent authority for any public or quasi-public use or purpose, the Term of this Lease shall end upon and not before the earlier of the date when the possession of the part so taken shall be required for such use or purpose or the effective date of the taking, and without apportionment of the award to or for the benefit of Tenant. If any condemnation proceeding shall be instituted in which it is sought to take or damage any part of the Building, the Common Areas or the Land, the taking of which would prevent the economical operation of the Building, the Common Areas or the Development, or if the grade of any street or alley adjacent to the Building, the Common Areas or Parcel One is changed by any competent authority, and such taking, damage or change of grade makes it necessary or desirable to remodel the Building or the Common Area to conform to the taking, damage or changed grade, Landlord shall have the right to terminate this Lease upon written notice given to Tenant not less than ninety
(90) days prior to the date of termination designated in said notice. In either of these events, Rent at the then current rate shall be apportioned as of the date of the termination. No money or other consideration shall be payable by Landlord to Tenant for the right of termination, and Tenant shall have no right to share in the condemnation award, whether for a total or partial taking, for loss of Tenant's leasehold or improvements or other loss or expenses or to share in any judgment for damages caused by the change of grade. If any condemnation proceeding shall be instituted in which less then all or a substantial part of the Premises is sought to be taken, but the portion to be taken would result in an inability of Tenant to conduct normal business operations from the Premises, Tenant shall have the right to terminate this Lease upon written notice given to Landlord not less than ninety (90) days prior to the date of termination designated in said notice.

                                   ARTICLE 17

                                     DEFAULT

     17.01. EVENTS OF DEFAULT. The occurrence of any one or more of the following matters constitutes a Default by Tenant under this Lease:

          (a) Failure by Tenant to pay any Rent within five (5) days after the due date;

          (b) Failure by Tenant to pay, within five (5) days after notice of failure to pay on the due date from Landlord to Tenant, any other moneys required to be paid by Tenant under this Lease;

          (c) Failure by Tenant to observe or perform any of the covenants with respect to assignment and subletting set forth in Article 13;

          (d) Failure by Tenant to comply with Tenant's warranties, representations or covenants set forth in Article 26;

          (e) Failure by Tenant to cure, promptly after receipt of notice from Landlord, any hazardous condition which Tenant has created in violation of law or of this Lease;

          (f) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure continues for thirty (30) days after notice thereof from Landlord to Tenant;

          (g) The levy upon, under writ of execution or the attachment by legal process of, the leasehold interest of Tenant, or the filing or creation of a lien (other than such lien in connection with Tenant's bank or lease financings relating only to Tenant's movable equipment) with respect to such leasehold interest, which lien shall not be released or discharged within ten (10) days from the date of such filing;

          (h) Tenant vacates or abandons the Premises or fails to take possession of the Premises when available for Tenant's commencement of construction of its Tenant improvements, whether or not Tenant thereafter continues to pay Rent due under this Lease;

          (i) Tenant becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;

          (j) A trustee or receiver is appointed for Tenant or for the major part of its property and is not discharged within sixty (60) days after such appointment; or

          (k) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law, or similar law for the relief of debtors, is instituted (i) by Tenant or (ii) against Tenant and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution.

     17.02. RIGHTS AND REMEDIES OF LANDLORD. If a Default occurs, Landlord shall have the rights and remedies hereinafter set forth, which shall be distinct, separate and cumulative and shall not operate to exclude or deprive Landlord of any other right or remedy allowed it by law:

          (a) Landlord may terminate this Lease by giving to Tenant notice of Landlord's election to do so, in which event the Term of this Lease shall end, and all right, title and interest of Tenant hereunder shall expire, on the date stated in such notice;

          (b) Landlord may terminate the right of Tenant to possession of the Premises without terminating this Lease by giving notice to Tenant that Tenants right to possession shall end on the date stated in such notice, whereupon the right of Tenant to possession of the Premises or any part thereof shall cease on the date stated in such notice; and

          (c) Landlord may enforce the provisions of this Lease and may enforce and protect the rights of Landlord hereunder by a suit or suits in equity or at law for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy, including recovery of all moneys due or to become due from Tenant under any of the provisions of this Lease.

     17.03. RIGHT TO RE-ENTER. If Landlord exercises either of the remedies provided in Sections 17.02(a) or (b), Tenant shall surrender possession and vacate the Premises and immediately deliver possession thereof to Landlord, and Landlord may re-enter and take complete and peaceful possession of the Premises, with or without process of law, full and complete license to do so being hereby granted to Landlord, and Landlord may remove all occupants and property therefrom, using such force as may be necessary, without being deemed guilty in any manner of trespass, eviction or forcible entry and detainer and without relinquishing Landlord's right to Rent or any other right given to Landlord hereunder or by operation of law.

     17.04. CURRENT DAMAGES. If Landlord terminates the right of Tenant to possession of the Premises without terminating this Lease, Landlord shall have the right to immediate recovery of all amounts then due hereunder. Such termination of possession shall not release Tenant, in whole or in part, from Tenant's obligation to pay Rent hereunder for the full Term, and Landlord shall have the right, from time to time, to recover from Tenant, and Tenant shall remain liable for, all Base Rent, Rent Adjustments and any other sums accruing as they become due under this Lease during the period from the date of such notice of termination of possession to the stated end of the Term, provided further Landlord may accelerate amounts due hereunder for a period of up to one year at a time. In any such case, Landlord may relet the Premises or any part thereof for the account of Tenant for such rent, for such time (which may be for a term extending beyond the Term of this Lease) and upon such terms as Landlord shall determine and may collect the rents from such reletting. Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant relative to such reletting. Also, in any such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate or reconstruct the same to the extent deemed by Landlord necessary or desirable and in connection therewith change the locks to the Premises, and Tenant upon demand shall pay the cost of all of the foregoing together with Landlord's expenses of reletting. The rents from any such reletting shall be applied first to the payment of the expenses of reentry, redecoration, reconstruction, repair and alterations and the expenses of reletting and second to the payment of Rent herein provided to be paid by Tenant. Any excess or residue shall operate only as an offsetting credit against the amount of Rent due and owing as the same thereafter becomes due and payable hereunder, and the use of such offsetting credit to reduce the amount of Rent due Landlord, if any, shall not be deemed to give Tenant any right, title or interest in or to such excess or residue and any such excess or residue shall belong to Landlord solely, and in no event shall Tenant be entitled to a credit on its indebtedness to Landlord in excess of the aggregate sum (including Base Rent and Rent Adjustments) which would have been paid by Tenant for the period for which the credit to Tenant is being determined, had no Default occurred. No such reentry or repossession, repairs, alterations and additions, or reletting shall be construed as an eviction or ouster of Tenant or as an election on Landlord's part to terminate this Lease, unless a written notice of such intention is given to Tenant, or shall operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, and Landlord, at any time and from time to time, may sue and recover judgment for any deficiencies remaining after the application of the proceeds of any such reletting.

     17.05. FINAL DAMAGES. If this Lease is terminated by Landlord pursuant to
Section 17.02(a), Landlord shall be entitled to recover from Tenant all Rent accrued and unpaid for the period up to and including such termination date, as well as all other additional sums payable by Tenant, or for which Tenant is liable or for which Tenant has agreed to indemnify Landlord under any of the provisions of this Lease, which may be then owing and unpaid, and all costs and expenses, including court costs and attorneys' fees incurred by Landlord in the enforcement of its rights and remedies hereunder, and, in addition, Landlord shall be entitled to recover as damages for loss of the bargain and not as a penalty (a) the unamortized portion of any concessions offered by Landlord to Tenant in connection with this Lease, including without limitation Landlord's contribution to the cost of tenant improvements and alterations, if any, installed by either Landlord or Tenant pursuant to this Lease or the Work Letter or brokerage commission paid by Landlord on account of this Lease, (b) the aggregate sum which at the time of such termination represents the excess, if any, of the present value of the aggregate rents which would have been payable after the termination date had this Lease not been terminated, including, without limitation, Base Rent at the annual rate or respective annual rates for the remainder of the Term provided for in Article 3 of this Lease or elsewhere herein and the amount projected by Landlord to represent Rent Adjustments for the remainder of the Term pursuant to Article 4 of this Lease, over the then present value of the then aggregate fair rental value of the Premises for the balance of the Term, such present worth to be computed in each case on the basis of a five percent (5%) per annum discount from the respective dates upon which such rentals would have been payable hereunder had this Lease not been terminated, and (c) any damages in addition thereto, including reasonable attorneys' fees and court costs, which Landlord sustains as a result of the breach of any of the covenants of this Lease other than for the payment of Rent.

     17.06. REMOVAL OF PERSONAL PROPERTY. All property of Tenant removed from the Premises by Landlord pursuant to any provision of this Lease or applicable law may be handled, removed or stored by Landlord at the cost and expense of Tenant, and Landlord shall not be responsible in any event for the value, preservation or safekeeping thereof. Tenant shall pay Landlord for all expenses incurred by Landlord with respect to such removal and storage so long as the same is in Landlord's possession or under Landlord's control. All such property not removed from the Premises or retaken from storage by Tenant within thirty
(30) days after the end of the Term, however terminated, at Landlord's option, shall be conclusively deemed to have been conveyed by Tenant to Landlord as by bill of sale without further payment or credit by Landlord to Tenant.

     17.07. ATTORNEYS' FEES. Tenant shall pay all of Landlord's costs, charges and expenses, including court costs and attorneys' fees, incurred in enforcing Tenant's obligations under this Lease, incurred by Landlord in any action brought by Tenant in which Landlord is the prevailing party, or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord, without Landlord's fault, to become involved or concerned.

     17.08. ASSUMPTION OR REJECTION IN BANKRUPTCY. If Tenant is adjudged bankrupt, or a trustee in bankruptcy is appointed for Tenant, Landlord and Tenant, to the extent permitted by law, agree to request that the trustee in bankruptcy determine within sixty (60) days thereafter whether to assume or to reject this Lease.

     17.09. DEFAULT UNDER OTHER LEASES. If the term of any lease, other than this Lease, for any space in the Building under which Tenant is now or hereafter the tenant, shall be terminated or terminable after the making of this Lease because of any default by Tenant under such other lease, such fact shall empower Landlord, at Landlord's sole option, to terminate this Lease by notice to Tenant or to exercise any of the rights or remedies set forth in Section 17.02.

     17.10. RIGHT TO PERFORM. If Tenant shall fail to make any payment or perform any other act on its part to be performed hereunder, and such failure is not cured within any applicable grace or cure period, Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as additional rent hereunder, the actual costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord's written demand thereof accompanied by reasonable substantiation thereof. Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment.

                                   ARTICLE 18

                                  SUBORDINATION

     18.01. SUBORDINATION. Landlord from time to time may execute and deliver a first mortgage or first trust deed in the nature of a mortgage (both hereinafter referred to as a "First Mortgage"), against the Land and Building or any interest therein or in the Development. If requested by the mortgagee or trustee under any First Mortgage, Tenant will either (a) subordinate its interest in this Lease to said First Mortgage, and to any and all advances made thereunder and to the interest thereon, and to all renewals, replacements, supplements, amendments, modifications and extensions thereof, or (b) make certain of Tenant's rights and interests in this Lease superior thereto; and Tenant will promptly execute and deliver such agreement or agreements as may be reasonably required by such mortgagee or trustee under any First Mortgage. Tenant covenants that it will not subordinate this Lease to any mortgage or trust deed other than a First Mortgage without the prior written consent of the holder of the First Mortgage.

     18.02. LIABILITY OF HOLDER OF FIRST MORTGAGE; ATTORNMENT. It is further agreed that (a) if any First Mortgage is foreclosed, (i) the holder of the First Mortgage, ground lessor, or their respective grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, shall not be (x) liable for any act or omission of any prior landlord (including Landlord), (y) subject to any offsets or counterclaims which Tenant may have against a prior landlord (including Landlord), or (z) bound by any prepayment of Base Rent or Rent Adjustments which Tenant may have made in excess of the amounts then due for the next succeeding month, (ii) the liability of the mortgagee or trustee hereunder or purchaser at such foreclosure sale or the liability of a subsequent owner designated as Landlord under this Lease shall exist only so long as such trustee, mortgagee, purchaser or owner is the owner of the Building or Land and such liability shall not continue or survive after further transfer of ownership; and (iii) upon request of the mortgagee or trustee, if the First Mortgage is foreclosed, Tenant will attorn, as Tenant under this Lease, to the purchaser at any foreclosure sale under any First Mortgage, and Tenant will execute such instruments as may be necessary or appropriate to evidence such attornment; and (b) this Lease may not be modified or amended so as to reduce the rent or shorten the term provided hereunder, or so as to affect adversely in any other respect to any material extent the rights of Landlord, nor shall this Lease be canceled or surrendered, without the prior written consent, in each instance, of the mortgagee or trustee under any First Mortgage.

     18.03. CONTINUED RIGHT OF QUIET ENJOYMENT. Notwithstanding anything to the contrary in this Article 18, all of Tenant's obligations with respect to subordination and attornment is subject to such mortgagee or trustee, holder of the First Mortgage, ground lessor, or their respective grantees, or purchaser at any foreclosure sale (or grantee in a deed in lieu of foreclosure), as the case may be, agreeing in writing that provided Tenant is not in default hereunder beyond applicable cure periods neither Tenant's right to quiet enjoyment under this Lease nor Tenant's right to continue to occupy the Premises and conduct its businesses thereon under this Lease shall be interfered with.

     18.04. SHORT FORM LEASE. Should any prospective mortgagee require execution of a short form of lease for recording (containing the names of the parties, a description of the Premises, and the term of this Lease) or a certification from Tenant concerning this Lease in such form as may be required by a prospective mortgagee, Tenant agrees to execute promptly such short form of lease or certificate and deliver the same to Landlord within ten (10) days following the request therefor.

                                   ARTICLE 19

                              MORTGAGEE PROTECTION

     Tenant agrees to give any holder of any First Mortgage, as defined in
Section 18.01, against the Land or Building, or any interest therein, by registered or certified mail, a copy of any notice or claim of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of service on Tenant of a copy of an assignment of Landlord's interests in leases, or otherwise) of the address of such First Mortgage holder. Tenant further agrees that if Landlord has failed to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such thirty (30) days and is pursuing diligently the remedies or steps necessary to cure or correct such default), then the holder of the First Mortgage shall have an additional thirty (30) days within which to cure or correct such default.

                                   ARTICLE 20

                              ESTOPPEL CERTIFICATE

     Tenant agrees that from time to time within ten (10) days of written request received from Landlord, or the holder of any First Mortgage or any ground lessor, Tenant (or any permitted assignee, subtenant, licensee, concessionaire or other occupant of the Premises claiming by, through or under Tenant) will deliver to Landlord or to the holder of any First Mortgage or ground lessor, a statement in writing signed by Tenant (and/or such other party) certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications, that this Lease as modified is in full force and effect and identifying the modifications); (b) the date upon which Tenant began paying Rent and the dates to which Rent and other charges have been paid; (c) that Landlord is not in default under any provision of this Lease, or, if in default, the nature thereof in detail; (d) that the Premises have been completed in accordance with the terms hereof and Tenant is in occupancy and paying Rent on a current basis with no rental offsets or claims; (e) that there has been no prepayment of Rent other than that provided for in this Lease; (f) that there are no actions, whether voluntary or involuntary, pending against Tenant under the bankruptcy laws of the United States or any State thereof; and (g) such other matters as may be required by Landlord, the holder of the First Mortgage or ground lessor.


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

                                   ARTICLE 21

                            SUBROGATION AND INSURANCE

     21.01. WAIVER OF SUBROGATION. Landlord and Tenant agree to have all fire and extended coverage and other property damage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of such policy or the right of the insured to recover thereunder, and providing further that the insurer waives all rights of subrogation which such insurer might have against the other party. Without limiting any release or waiver of liability or recovery set forth elsewhere in this Lease, and notwithstanding anything in this Lease which may appear to be to the contrary, each of the parties hereto waives all claims for recovery from the other party for any loss or damage to any of its property insured under valid and collectible insurance policies to the extent of any recovery collectible under such insurance policies. Notwithstanding the foregoing or anything contained in this Lease to the contrary, any release or any waiver of claims shall not be operative, nor shall the foregoing endorsements be required, in any case where the effect of such release or waiver is to invalidate insurance coverage or to invalidate the right of the insured to recover thereunder or to increase the cost thereof (provided that in the case of increased cost, the other party shall have the right, within ten (10) days following written notice thereof, to pay such increased cost and thereby keep such release or waiver in full force and effect).

     21.02. TENANT'S INSURANCE. Tenant shall carry insurance during the entire Term hereof with terms, coverages and companies satisfactory to Landlord and with such increases in limits as Landlord may request from time to time, but initially Tenant shall maintain the following coverages in the following amounts:

          (a) Commercial general liability insurance, including contractual liability, on an occurrence basis, in an amount not less than Three Million Dollars ($3,000,000.00) per occurrence, covering Tenant as a named insured and Landlord and the managing agent for the Building and the respective officers, directors, shareholders, partners, agents and employees of each of the foregoing as additional insureds.

          (b) Insurance against fire, sprinkler leakage and vandalism, and the extended coverage perils for the full replacement cost of all non affixed additions, improvements and alterations to the Premises owned or made by Tenant, if any, and of all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant's property on the Premises, with loss or damage payable to Landlord and Tenant as their interests may appear.

          (c) Workers' Compensation with statutory limits as they apply to the State of Illinois with Employer's Liability limits of not less than $500,000 each employee, $500,000 policy Limit and $500,000 each employee by disease.

          (d) Commercial Automobile coverage of not less than $1,000,000 covering all hired, non-owned, leased and owned automobiles.

          (e) Improvements and Betterments Insurance against "all risks" (including sprinkler leakage, if applicable) for the full replacement cost of all additions, improvements, and alterations to the Premises, including, but not limited to, the Tenant Improvements, and all other items of Tenant's property in the Premises.

     21.03. CERTIFICATES OF INSURANCE. Tenant shall furnish to Landlord, prior to the commencement of the Term, certificates evidencing such coverage, which certificates shall state that such insurance coverage may not be reduced, canceled or not renewed without at least thirty (30) days' prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premium, and in that case, only ten (10) days' prior written notice shall be sufficient). All Tenant policies of insurance are primary and non-contributory as it relates to tenant's occupied space to all insurance available to Landlord. All insurance obtained by Tenant shall be with insurance companies rated A or better as to quality and X or greater as to size.

     21.04. COMPLIANCE WITH REQUIREMENTS. Tenant shall comply and cause the Premises to comply with all applicable laws and ordinances, all court orders and decrees and all requirements of other governmental authorities, and shall not make, directly or indirectly, any use of the Premises which may be prohibited thereby, which may be dangerous to person or property, which may jeopardize any insurance coverage or which may increase the cost of insurance or require additional insurance coverage.

                                   ARTICLE 22

                                    NONWAIVER

     No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord to enforce any remedy on account of the violation of such condition whether or not such violation is continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Without limiting Landlord's rights under Article 9, it is agreed that no receipt of moneys by Landlord from Tenant after the termination in any way of the Term or of Tenant's right to possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys. It is also agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any moneys due, and the payment of said moneys shall not waive or affect said notice, suit or judgment.

                                   ARTICLE 23

        TENANT -- CORPORATION OR PARTNERSHIP OR LIMITED LIABILITY COMPANY

     In case Tenant is a corporation, (a) Tenant represents and warrants that this Lease has been duty authorized, executed and delivered by and on behalf of Tenant and constitutes the valid and binding agreement of Tenant in accordance with the terms hereof and (b) if Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with the delivery of this Lease executed by Tenant, certified resolutions of the board of directors (and shareholders, if required) authorizing Tenant's execution and delivery of this Lease and the performance of Tenant's obligations hereunder. In case Tenant is a partnership, Tenant represents and warrants that all of the persons who are general or managing partners in the partnership have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefor by all of the general or managing partners of such partnership, and constitutes the valid and binding agreement of the partnership and each and every partner therein in accordance with its terms. Also, it is agreed that each and every present and future general partner in Tenant shall be and shall remain at all times jointly and severally liable hereunder and that the death, resignation or withdrawal of any general partner shall not release the liability of such partner under the terms of this Lease unless and until Landlord consents in writing to such release. In case Tenant is a limited liability company, Tenant represents and warrants that all persons who are managing members or managers of the limited liability company have executed this Lease on behalf of Tenant, or that this Lease has been executed and delivered pursuant to and in conformance with a valid and effective authorization therefor by all of the managing members or managers of such limited liability company, and constitutes the valid and binding agreement of the limited liability company in accordance with its terms. If Landlord so requests, Tenant shall deliver to Landlord or its agent, concurrently with delivery of this Lease executed by Tenant, a certified resolution of the managing member(s) or manager(s) authorizing Tenant's execution and delivery of this Lease and performance of Tenant's obligations hereunder.

                                   ARTICLE 24

                               REAL ESTATE BROKERS

     Tenant represents that Tenant has dealt with and only with CB Richard Ellis, Inc. and Studley, Inc. (individually or collectively "Brokers") (whose commission, if any, shall be paid by Landlord pursuant to separate agreement) as broker in connection with this Lease and agrees to indemnify and hold Landlord harmless from all damages, liabilities, claims, losses, costs and expenses, including reasonable attorneys' fees, arising from any claims or demands of any other broker or brokers or finders other than Brokers for any commission alleged to be due such broker or brokers or finders in connection with its having introduced Tenant to the Premises or having participated in the negotiation with Tenant of this Lease. Tenant shall, upon request from Landlord, furnish Landlord with an instrument executed by any broker which Tenant may have dealt with other than Brokers waiving and releasing any and all liens or claims of lien that said broker may have in connection with the Premises or this Lease.

                                   ARTICLE 25

                                     NOTICES

     All notices and demands required or desired to be given by either party to the other with respect to this Lease or the Premises shall be in writing and shall be delivered personally, sent by overnight courier service, prepaid, or sent by United States registered or certified mail, return receipt requested, postage prepaid, and addressed as herein provided. Notices to or demands upon Tenant shall be addressed to Tenant at 100 Quannapowitt Parkway, Suite 405, Wakefield, MA 01880, Attn: Scott Lentz (with a copy to 5600 North River Rd., Rosemont, IL 60018, Attn: Leslie Martyn) prior to its occupancy of the Premises and at the Premises following its occupancy of the Premises. Notices to or demands upon Landlord shall be addressed to Landlord at ORIX O'Hare II, Inc., c/o ORIX Real Estate Equities, Inc., 100 North Riverside Plaza, Suite 1400, Chicago, Illinois 60606, Attention: Mr. Alex Luce (facsimile: 312/669-6464), with a copy to Ungaretti & Harris, 3500 Three First National Plaza, Chicago, Illinois 60602, Attention: James B. Smith, Esq. (facsimile: 312/977-4405). Notices and demands shall be deemed given and served (a) upon receipt or refusal, if delivered personally, (b) one (1) business day after deposit with an overnight courier service, or (c) two (2) business days after deposit in the United States mails, if mailed. Either party may change its address for receipt of notices by giving notice of such change to the other party in accordance herewith. Notices and demands from Landlord to Tenant may be signed by Landlord or the managing agent for the Real Property or the agent of either of them.

                                   ARTICLE 26

                             HAZARDOUS SUBSTANCES

26.01 Defined Terms.

          (A) "Claim" shall mean and include any demand, cause of action, proceeding, or suit for any one or more of the following: (i) actual or punitive damages, losses, injuries to person or property, damages to natural resources, fines, penalties, interest, contribution or settlement, (ii) the costs and expenses of site investigations, feasibility studies, information requests, health or risk assessments, or Response (as hereinafter defined) actions, and
(iii) the costs and expenses of enforcing insurance, contribution or indemnification agreements.

          (B) "Environmental Laws" shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to environmental quality, health, safety, contamination and cleanup, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C.
Section 4901 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.
Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C.
Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C.
Section 10101 et seq.; and the Environmental Protection Act of Illinois ("IEPA"), Ill. Rev. Stat. ch. I 111 1/2, para. 1001 et seq., and state and local superlien and environmental statutes and ordinances, with implementing regulations, rules and guidelines, as any of the foregoing may be amended from time to time. Environmental Laws shall also include all state, regional, county, municipal, and other local laws, regulations, and ordinances insofar as they are equivalent or similar to the federal laws recited above or purport to regulate Hazardous Materials (as hereinafter defined).

          (C) "Hazardous Materials" shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under CERCLA; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under FIFRA; asbestos and asbestos-containing materials, PCBs, and other substances regulated under TSCA; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. Sections 1910.1200 et seq.; and industrial process and pollution control wastes whether or not hazardous within the meaning of RCRA, and any other hazardous substance, pollutant or contaminant regulated under any other Environmental Law; provided, however materials ordinarily associated with and used in connection with office operations, such as cleaning solutions, printer ink, computers, and other office supplies shall not be deemed Hazardous Materials so long as used by Tenant in accordance with applicable laws.

          (D) "Manage" or "Management" means to generate, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or bum for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of or abandon Hazardous Materials.

          (E) "Release" or "Released" shall mean any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Materials into the environment, as "environment" is defined in CERCLA.

          (F) "Response" or Respond" shall mean action taken to correct, remove, remediate, clean up, prevent, mitigate, monitor, evaluate, investigate, assessor abate the Release of a Hazardous Material.

     26.02. TENANT'S OBLIGATIONS WITH RESPECT TO ENVIRONMENTAL MATTERS. During the term of this Lease, (i) Tenant shall comply at its sole cost and expense with all Environmental Laws; (ii) Tenant shall not Manage, or authorize the Management of, any Hazardous Materials on the Premises or Development, including installation of any underground storage tanks, without prior written disclosure to and prior written approval by Landlord, which approval shall be in the sole an absolute discretion of Landlord; (iii) Tenant shall not take any action that would subject the Premises or Development to the permit requirements under RCRA for storage, treatment or disposal of Hazardous Materials; (iv) Tenant shall not dispose of Hazardous Materials in dumpsters provided by Landlord for tenant use;
(v) Tenant shall not discharge Hazardous Materials into drains or sewers; (vi) Tenant shall not cause or allow the Release of any Hazardous Materials on, to or from the Development and (vii) Tenant shall arrange at its sole cost and expense for the lawful transportation and off-site disposal at permitted landfills or other permitted disposal facilities and otherwise in accordance with all applicable Environmental Laws, of all Hazardous Materials that it generates.

     26.03. COPIES OF NOTICES. During the term of this Lease, Tenant shall provide Landlord promptly with copies of all summons, citations, directives, information inquiries or requests, notices of potential responsibility, notices of violation or deficiency, orders or decrees, Claims, complaints, investigations, judgments, letters, notices of environmental liens or Response actions in progress, and other communications, written or oral, actual or threatened, from the United States Environmental Protection Agency, Occupational Safety and Health Administration, Illinois Environmental Protection Agency, or other federal, state, or local agency or authority, or any other entity or individual, concerning (i) any actual or alleged Release of a Hazardous Material on, to or from the Premises (or the Development or any part thereof); (ii) the imposition of any lien on the Premises (or the Development or any part thereof);
(iii) any actual or alleged violation of, or responsibility under, any Environmental Laws; or (iv) any actual or alleged liability under any theory of common law tort or toxic tort, including without limitation, negligence, trespass, nuisance, strict liability, or ultrahazardous activity.

     26.04. LANDLORD'S RIGHT TO INSPECT. Upon reasonable prior notice, Landlord and Landlord's employees shall have the right to enter the Premises and conduct appropriate inspections or tests for the purpose of determining Tenant's compliance with Environmental Laws, and (ii) determining the type, kind and quantity of all products, materials and substances brought onto the Premises, or made or produced thereon. Landlord and its agents and representatives shall have the right to take samples in quantities sufficient for analysis of all products, materials and substances present on the Premises including, but not limited to, samples, products, materials or substances brought onto or made or produced on the Premises by Tenant or its agents, employees, contractors or invitees. Tenant agrees to cooperate with such investigations by providing any relevant information requested by Landlord, including, but not limited to, information Landlord requests to comply with the Illinois Responsible Property Transfer Act, Ill. Rev. Stat. ch. 30, para. 901 et seq. (1989), 765 ILCS 90/1 et seq. (1992).
Tenant may not perform any sampling, testing, or drilling to locate Hazardous Materials in the Building components on the Premises without the landlord's prior written consent.

     26.05. TESTS AND REPORTS. Within ten (10) days of Tenant's receipt of a written request by Landlord, Tenant shall provide Landlord with (i) copies of all environmental reports and tests obtained by Tenant; (ii) copies of transportation and disposal contracts (and related manifests, schedules, reports, and other information) entered into or obtained by Tenant with respect to any Hazardous Materials; (iii) copies of any permits issued to Tenant under Environmental Laws with respect to the Premises; (iv) copies of any and all reports, notifications, and other filings made by Tenant to any federal, state, or local environmental authorities or agencies; and (v) any other applicable documents and information with respect to environmental matters relating to the Premises. Tenant shall provide Landlord with the results of appropriate reports and tests, with transportation and disposal contracts for Hazardous Materials, with any permits issued under Environmental Laws, and with any other documents necessary to demonstrate that Tenant complies with all Environmental Laws relating to the Premises.

     26.06. TENANT'S OBLIGATION TO RESPOND. If Tenant's Management of Hazardous Materials at the Premises (i) gives rise to liability or to a Claim under any Environmental Law, or any common law theory of tort or otherwise; (ii) causes a threat to, or endangers, the public health; or (iii) creates a nuisance or trespass, Tenant shall, at its sole cost and expense, promptly take all applicable action in response so as to comply with all applicable Environmental Laws and eliminate or avoid any liability claim with respect thereto.

     26.07. LANDLORD'S RIGHT TO ACT. In the event that Tenant shall fail to comply with any of its obligations under this Article 26 as and when required hereunder, Landlord shall have the right (but not the obligation) to take such action as is required to be taken by Tenant hereunder and in such event, Tenant shall be liable and responsible to Landlord for all costs, expenses, liabilities, claims and other obligations paid, suffered, or incurred by Landlord in connection with such matters. Tenant shall reimburse Landlord immediately upon demand for all such amounts for which Tenant is liable.

     26.08. INDEMNIFICATION. Notwithstanding anything contained in this Lease to the contrary, Tenant shall reimburse, defend, indemnify and hold Landlord, and its beneficiaries, officers, directors, shareholders, employees, and agents, free and harmless from and against any and all Claims, Response costs, losses, liabilities, damages, costs, and expenses, including, without limitation, loss of rental income, loss due to business interruption, and reasonable attorneys' fees and costs, arising out of or in any way connected with any or all of the following:

               (i) any Hazardous Materials which, at any time during the Term, are or were actually or allegedly managed, generated, stored, treated, released, disposed of or otherwise located on or at the Premises or in the Development (regardless of the location at which such Hazardous Material are now or may in the future be located or disposed of) arising out of Tenant's use or occupancy of the Premises, including but not limited to, any and all (1) liabilities under any common law theory of tort, nuisance, strict liability, ultrahazardous activity, negligence or otherwise based upon, resulting from or in connection with any Hazardous Material; (2) obligations to take Response, cleanup or corrective action pursuant to any investigation or remediation in connection with the decontamination, removal, transportation, incineration, or disposal of any of the foregoing; and

               (ii) any actual or alleged illness, disability, injury, or death of any person; in any manner arising out of or allegedly arisen out of exposure to Hazardous Materials or other substances or conditions Tenant had brought in or created at the Premises or in the Development, regardless of when any such illness, disability, injury, or death shall have occurred or been incurred or manifested itself; and

               (iii) any actual or alleged failure of Tenant with respect to the Premises at any time and from time to time to comply with all applicable Environmental Laws, whether before or after the effective date of this Lease; and

               (iv) any failure by Tenant to comply with its obligations under this Article 26.

     In the event any Claims or other assertion of liability shall be made against Landlord for which Landlord is entitled to indemnity hereunder, Landlord shall notify Tenant of such Claim or assertion of liability and thereupon Tenant shall, at its sole cost and expense, assume the defense of such Claim or assertion of liability and continue such defense at all times thereafter until completion. The obligations of Tenant under this Article 26 shall survive any termination or expiration of this Lease.

                                   ARTICLE 27

                                SECURITY DEPOSIT

     27.01. SECURITY DEPOSIT. Tenant shall deposit with Landlord simultaneous hereto the amount of Five Hundred Seventeen Thousand Six Hundred Eighty-Six Dollars ($517,686) as security for the full and faithful performance of every provision of this Lease to be performed by Tenant; provided that the Security Deposit shall, provided Tenant is not in default at the time of the proposed reduction or has not been in monetary default within the immediately prior twelve (12) month period, be reduced (a) on August 1, 2008 to $388,265; (b) on August 1, 2010 to $258,843 and (b) on August 1, 2011 to $129,422 and any such excess deposit amount as of such dates shall be promptly returned to Tenant. If Tenant is in Default with respect to any provision of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may use, apply or retain all or any part of the security deposit for the payment of any Rent and any other sum with respect to which Tenant is in Default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant's Default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's Default. If any portion of the security deposit is to be used or applied, Tenant, within fifteen
(15) days after written demand therefor, shall deposit cash with Landlord in an amount sufficient to restore the security deposit to its then current required amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the security deposit separate from its general funds and Tenant shall not be entitled to interest on any security deposit. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the security deposit or any balance thereof shall be returned to Tenant (or at Landlord's option to the last assignee of Tenant's interest hereunder) within thirty (30) days after the expiration of the Term and Tenants vacation of the Premises.

     27.02. TRANSFER OF SECURITY DEPOSIT. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee in possession, or successor in title to the Building for accountability for any security deposit required by Landlord hereunder, unless said sums have actually been received by said mortgagee as security for Tenant's performance of this Lease. Landlord may deliver the funds deposited hereunder by Tenant to the purchaser of Landlord's interest in the Building, in the event that such interest is sold, and if Landlord has delivered all or a portion of such security deposit to such successor landlord, thereupon Landlord shall be discharged from any further liability with respect to such portion of the security deposit so delivered.

     27.03. LETTER OF CREDIT. Notwithstanding anything in subsection 27.01 above to the contrary, in lieu of a cash Security Deposit, Tenant may deliver to Landlord, simultaneous herewith, a clean, irrevocable, non-documentary and unconditional Letter of Credit issued by and drawn upon Silicon Valley Bank or any other commercial bank, trust company, national banking association or savings and loan association having offices for banking purposes in the City of Chicago and which is a member of the Chicago Clearinghouse association (the "Issuing Bank") and which is then rated, without regard to qualification of such rating by symbols such as "+" or

"-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Corporation, and has combined capital, surplus and undivided profits of net less than $500,000,000.00, which Letter of Credit shall have a term of not less than one year, be in form and content satisfactory to Landlord in its sole discretion, be for the account of Landlord, be in the amount of the Security Deposit then required to be deposited hereunder, be subject to partial draw by Landlord if Landlord so elects and be fully transferable by Landlord to successor owners of the Building without the payment of any fees or charges, it being agreed that if any such fees or charges shall be so imposed then such fees or charges, shall be paid by Tenant. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the term of this Lease, unless the Issuing Bank sends notice (the "Non-Renewal Notice") to Landlord by certified mail, return receipt requested, not less than thirty
(30) days next preceding the then expiration date of the Letter of Credit that it elects not to have such Letter of Credit renewed. Additionally, the Letter of Credit shall provide that Landlord shall have the right, exercisable within twenty (20) days of its receipt of the Non-Renewal Notice, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit and to hold such proceeds pursuant to the terms of this Article 27 as a cash Security Deposit, securing Tenants obligations hereunder pending the replacement of such Letter of Credit. If a default shall have occurred and be continuing with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, Landlord may apply or retain the whole or any part of the cash security so deposited or may notify the Issuing Bank and thereupon receive all the monies represented by the Letter of Credit and use, apply, or retain the whole or any part of such proceeds, as provided in this Article 27. Any portion of the cash proceeds of the Letter of Credit not so used or applied by Landlord in satisfaction of the obligations of Tenant as to which such default shall have occurred shall be held by Landlord. If Landlord applies or retains any part of the cash security or proceeds of the Letter of Credit, as the case may be, Tenant shall, within five (5) days after written demand therefor, deposit with Landlord the amount so applied or retained so that Landlord shall have the full Security Deposit required pursuant to
Article 27 on hand at all times during the Term. If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Letter of Credit shall be returned to Tenant after the Expiration Date and after delivery of possession of the Premises to Landlord. In the event of a sale of Landlord's interest in the Premises, within thirty (30) days of notice of such sale, Tenant, at Tenant's sole cost and expense, shall arrange for the transfer of the Letter of Credit to the new landlord, as designated by Landlord, or have the Letter of Credit reissued in the name of the new landlord and Landlord shall thereupon be released by Tenant from all liability for the return of the Letter of Credit; provided, however, that if the Letter of Credit is reissued, Landlord shall return the original Letter of Credit issued to Landlord's name to Tenant.

     Notwithstanding the foregoing, and subject to satisfaction by Tenant of the condition precedent that Tenant has consistently and timely made all payments of Rent due and payable under this Lease when due and was not delinquent in any payment thereof within the prior twelve (12) months, and that no non-monetary default has occurred, Tenant shall have the right to reduce the amount of the Letter of Credit in the amounts and at the times set forth as follows:

                                                            REMAINING AMOUNT
      DATE                        REDUCTION               OF LETTER OF CREDIT
      ----                        ---------               -------------------
August 1, 2008                   $129,421.00                  $388,265.00

August 1, 2010                   $129,422.00                  $258,843.00

August 1, 2011                   $129,421.00                  $129,422.00

     Notwithstanding the foregoing, in the event of the occurrence of any default under the Lease pursuant to which Landlord draws all or any portion of the Letter of Credit to cure such default, Tenant shall be obligated to immediately cause a supplemental Letter of Credit satisfying the criteria of this Article 27 to be issued to Landlord in an amount equal to the then required Letter of Credit amount set forth in this Article 27. the

                                   ARTICLE 28

                        TITLE AND COVENANT AGAINST LIENS

     Landlord's title is paramount and always shall be paramount to the title of Tenant and nothing contained in this Lease shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen to be placed upon or against the Premises, the Building, the Development, the Land or against Tenants leasehold interest in the Premises and, in case of any such lien attaching, to pay and remove the same immediately. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Premises, the Building, the Development or the Land, and any and all liens and encumbrances created by Tenant shall attach only to Tenant's interest in the Premises. If any such liens so attach and Tenant fails to pay and remove the same within ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of Landlord's payment thereof at the rate set forth in Section
30.08 for amounts owed to Landlord by Tenant, shall be deemed to be additional rent due and payable by Tenant at once without notice or demand. Tenant agrees to indemnify, hold harmless and defend Landlord from any loss, cost, damage or expense, including attorney's fees, arising out of any lien claim or out of any other claim relating to work done or materials supplied to the Premises at Tenant's request or on Tenant's behalf. Tenant shall remove any filed lien within ten (10) days of the filing of such lien.

                                   ARTICLE 29

                                  MISCELLANEOUS

     29.01. SUCCESSORS AND ASSIGNS. Each provision of this Lease shall extend to and shall bind and inure to the benefit not only of Landlord and Tenant, but also of their respective heirs, legal representatives, successors and assigns, but this provision shall not operate to permit any transfer, assignment, mortgage, encumbrance, lien, charge or subletting contrary to the provisions of this Lease.

     29.02. MODIFICATIONS IN WRITING. No modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon Landlord unless in writing signed by Landlord.

     29.03. NO OPTION; IRREVOCABLE OFFER. Submission of this instrument for examination shall not constitute a reservation of or option for the Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord or Landlord's agent shall constitute an irrevocable offer by Tenant to lease the Premises on the terms and conditions herein contained, which offer may not be revoked for seven (7) days after such delivery.

     29.04. DEFINITION OF TENANT. The word "Tenant" whenever used herein shall be construed to mean the party named above as Tenant or any one or more of them in all cases where there is more than one party named above as Tenant; and the necessary grammatical changes required to make the provisions hereof apply either to corporations, partnerships or other entities or individuals shall in all cases be assumed as though in each case fully expressed. In all cases where there is more than one party named above as Tenant, the liability of each shall be joint and several.

     29.05. DEFINITION OF LANDLORD. The term "Landlord" as used in this Lease means only the owner or owners at the time being of the Building so that in the event of any assignment, conveyance or sale, once or successively, of the Building, or any assignment of this Lease by Landlord, said Landlord making such sale, conveyance or assignment shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale, conveyance or assignment, and Tenant agrees to look solely to such purchaser, grantee or assignee with respect thereto, provided such purchaser, grantee or assignee has agreed in writing to assume all Landlord's obligations hereunder accruing from and after such assignment. This Lease shall not be affected by any such assignment, conveyance or sale, and Tenant agrees to attorn to the purchaser, grantee or assignee.

     29.06. HEADINGS. The headings of Articles and Sections are for convenience only and do not limit, expand or construe the contents of the Articles and Sections.

     29.07. TIME OF ESSENCE. Time is of the essence of this Lease and of all provisions hereof.

     29.08. DEFAULT RATE OF INTEREST. All amounts, including, without limitation, Base Rent and Rent Adjustments, owed by Tenant to Landlord pursuant to any provision of this Lease shall bear interest from the date due until paid at the annual rate of four percent (4%) in excess of the rate of interest announced from time to time by Bank One at Chicago, Illinois, as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes, unless a lesser rate is then the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged.

     29.09. SEVERABILITY. The invalidity of any provision of this Lease shall not impair or affect in any manner the validity, enforceability or effect of the rest of this Lease. All terms and conditions hereof which by their nature are intended to survive the expiration of the Term shall in fact continue in accordance with the terms hereof.

     29.10. ENTIRE AGREEMENT. All understandings and agreements, oral or written, previously made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and its agents and Tenant. This Lease cannot be amended or modified except by a written instrument executed by Landlord and Tenant.

     29.11. FORCE MAJEURE. If Landlord fails to perform timely any of the terms, covenants or conditions of this Lease to be performed by Landlord and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, fuel shortages, accidents, casualties, acts of God, acts caused directly or indirectly by Tenant, or by Tenant's agents, employees, contractors, licensees or invitees, or any other cause beyond the reasonable control of Landlord, then Landlord shall not be deemed in default under this Lease as a result of such failure and any time for performance by Landlord provided for herein shall be extended by the period of delay resulting from such cause. If Tenant fails to perform any of its obligations (excluding however any of its monetary obligations hereunder or Tenant's obligation to vacate the Premises at the expiration or earlier termination of the Term) on account of the matters referenced above, then Tenant shall not be deemed in default under this Lease as a result of such failure and any time for Tenant's performance provided for herein shall be extended by the period of delay resulting therefrom.

     29.12. TENANT FINANCIAL STATEMENTS. Upon request of Landlord, Tenant shall, within ten (10) days of such request, deliver to Landlord the most recent audited financial statements of Tenant and/or any guarantor of Tenant's obligations hereunder.

     29.13. LANDLORD DEFAULT. Subject to Force Majeure, Tenant agrees Landlord shall have thirty (30) days after written notice by Tenant to Landlord of any Landlord default hereunder (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary if Landlord has commenced cure or correction within such thirty (30) day period and is pursing diligently the remedies or steps necessary to cure or correct such default) to cure such default.

     29.14. LATE PAYMENT CHARGE. In addition to Landlord's right to charge interest in accordance with the terms of Section 30.08 hereof with respect to past due amounts owed by Tenant to Landlord pursuant to the terms of this Lease, Tenant shall pay Landlord a late payment charge equal to five percent (5%) of any Base Rent, Rent Adjustment payment or other amount due hereunder which is not paid on the date due.

     29.15. NEGOTIATED LEASE. This is a commercial lease and has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and both parties agree and represent each to the other that they have had the opportunity to obtain counsel of their own choice to represent them in the negotiation and execution of this Lease, whether or not either or both have elected to avail themselves of such opportunity. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument the relative bargaining powers of the parties or the domicile of any party.

     29.16. REMOVAL OF ELECTRICAL AND TELECOMMUNICATION WIRES. Within ten (10) days after the expiration or sooner termination of the Lease, Landlord may elect by written notice to Tenant to:

               (i) Retain any or all wiring, cables, risers, and similar installations appurtenant thereto installed by Tenant or Landlord on behalf of Tenant in the risers of the Building ("Wiring");

               (ii) Remove any or all such Wiring and restore the Premises and risers to their condition existing prior to the installation of the Wiring ("Wire Restoration World"). Landlord shall perform such Wire Restoration Work at Tenant's sole cost and expense; or

               (iii) Require Tenant to perform the Wire Restoration Work at Tenant's sole cost and expense.

     29.17. ADDITIONAL RENT. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered additional rent hereunder, and, except for items of additional rent for which demand is required pursuant to the express terms of this Lease, shall be payable without demand, set-off or deduction, except as otherwise expressly provided in this Lease.

     29.18. NO ACCORD OR SATISFACTION. No payment by Tenant or receipt by Landlord of a lesser amount than the rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due, nor shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or other sum and to pursue any other remedy provided in this Lease.

     29.19. QUIET POSSESSION. Upon Tenant's paying the Rent reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

     29.20. TENANT SUPPLEMENTAL COOLING. Upon request to Landlord, Tenant shall have the right to tap into the Building's condenser water riser ("Riser"), at a location and in a manner designated by Landlord, to access condenser water for supplemental cooling. Tenant agrees to pay Landlord, within thirty (30) days of Tenant's occupancy of the Premises, a one time tap on fee ("Tap Fee"), which shall be the sole property of Landlord, of Twelve Thousand Five Hundred Dollars ($12,500) per floor or partial floor.

     Except for the Tap Fee, Tenant shall not be obligated to pay Landlord any fee for Tenant's use of the Building's supplemental cooling riser system, which system shall be generally available for Tenant's use twenty-four (24) hours a day, seven (7) days a week. Notwithstanding the foregoing, Landlord shall have the right, upon forty eight (48) hours notice to Tenant (except in an emergency, in which event no notice is required) to cease operation of the supplemental cooling system for repairs and maintenance. Tenant shall be solely responsible for the cost of connection to the Riser and supplemental cooling equipment within the Premises.

     29.21. AUTOMATION SYSTEMS. Tenant acknowledges Landlord has installed a Building Automation System related to building HVAC and life support systems. Tenant further acknowledges HVAC and life support systems incorporated by Tenant into the Premises must be fully compatible with the Building Automation System, including the use of the Landlord selected manufacturers equipment required for proper interface of controls.

     29.22. PARKING. Subject to the terms of Paragraph 11(m) hereof, Tenant shall have the right, without cost to Tenant and throughout the Term, to three
(3) reserved parking spaces in the Parking Garage in the location identified as spaces 3D1, 3D2 and 3D3 on Schedule 2 attached hereto. Landlord shall provide parking spaces for Tenant and its invitees, inclusive of Tenant's three reserved spaces, in a ratio of 3.5 per 1,000 useable square feet of space from time to time leased by Tenant.

     29.23. SIGNAGE. Landlord shall furnish Tenant, at Tenant's sole expense as to monument and corridor signage, with (i)) one-half panel building standard signage on the monument in front of the Building, which signage shall, upon the Expiration Date, be removed at Tenant's sole expense and Landlord shall have the right to relocate Tenant's monument signage from time to time at Landlord's expense, (ii) directory board identification in the lobby of the Building and
(iii) building standard corridor signage at the eleventh floor landing, in a location to be determined by Landlord.

                                   ARTICLE 30

                         AMERICANS WITH DISABILITIES ACT

     The parties acknowledge that the Americans With Disabilities Act of 1990 (421 J.S.C. Sections 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the "ADA") establish requirements under Title III of the ADA ("Title III") pertaining to business operations, accessibility and barrier removal. Tenant's Architect (as defined in the Work Letter) shall design the Premises to comply with ADA requirements and Tenant shall throughout the Term be responsible for the Premises' compliance therewith. Landlord shall, as an Expense, be responsible for the Building's continuing compliance with ADA, excluding the Premises.

                                   ARTICLE 31

                              RIGHT OF FIRST OFFER

     Subject to any pre-existing rights of Cole Taylor Bank to lease all or any portion of the Additional Premises (as defined below), and provided Tenant is not in default under the terms and conditions of the Lease as of the date Tenant notifies Landlord of its desire to exercise a Right of First Offer (as defined below), Tenant shall have a right of first offer ("Right of First Offer") to lease any and all space contiguous to the Premises which becomes available for leasing to third parties during the Term ("Additional Premises"), subject to the terms and conditions hereof. Immediately prior to the date on which Landlord contemplates submitting a "Proposal" to a third party with respect to the leasing of any Additional Premises, Landlord shall notify Tenant in writing, as to the date in the future ("Availability Date") when such Additional Premises shall be available to Tenant, a general description of such Additional Premises, and the Prevailing Market Rental Rate (as defined hereafter) ("Landlord's Notice"). Tenant must notify Landlord, in writing, within fifteen (15) days immediately following Tenant's receipt of Landlord's Notice, of Tenant's desire to exercise its Right of First Offer with respect to that portion of the Additional Premises designated in Landlord's Notice ("Designated Space"). Tenant's Right of First Offer must be exercised as to one hundred percent (100%) of the Designated Space. If Tenant does not notify Landlord of its election to exercise its Right of First Offer with respect to the Designated Space within said fifteen (15) day period, then, in such case, Tenant shall be deemed to have elected not to exercise its Right of First Offer with respect to the Designated Space, and shall waive its Right of First Offer with respect to such Designated Space. If Tenant elects to exercise its Right of First Offer and so notifies Landlord of same within the aforesaid fifteen (15) day period, then, in such case, Tenant shall lease the Designated Space as of the Availability Date on the same terms and conditions contained in the Lease, except (i) Base Rent for the Designated Space shall be the then Prevailing Market Rental Rate ("First Offer Base Rent"); (ii) the term "Premises" for all purposes of the Lease shall include the Designated Space; (iii) the numerator of Tenant's Proportionate Share shall increased by the amount of the rentable area contained within the Designated Space; and (iv) the Designated Space shall be delivered to Tenant in the then as-is condition without any allowance.

     In the event Tenant exercises the Right of First Offer, Landlord and Tenant shall, within fifteen (15) days of such exercise, mutually execute an amendment to this Lease ("Expansion Amendment") reflecting the addition of such space to the Premises pursuant to the terms hereinabove set forth and increasing the Tenants Proportionate Share of Operating Expenses, the Monthly Base Rent, and the Annual Base Rent to reflect same.

     "Prevailing Market Rental Rate" shall mean an annual amount per rentable square foot determined by Landlord for a term equivalent to the period for which Prevailing Market Rental Rate is being determined beginning with the first (la) day of the subject period that a creditworthy, non equity tenant leasing comparable renewal space to Tenant would pay, and a willing, comparable landlord of an office building comparable to the Building located in the immediate O'Hare office market ("Market") would accept at arms length, giving appropriate consideration to annual rental rate per rentable square foot, rental escalations (including type, base year and stops), length of lease term, size and location of the premises being leased, allowances, concessions and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the market.

     Notwithstanding anything herein which may be to the contrary, in the event Tenant fails to elect to exercise any Right of First Offer, and Landlord desires to lease such space to a third party within three (3) months of such rejection at a rate less than ninety percent (90%) of that offered to Tenant, Tenant's Right of First Offer shall be reinstated.

                                   ARTICLE 32

                                 RENEWAL OPTION

     Upon written notice to Landlord ("Renewal Option Notice") received by Landlord no less than one (1) year prior to the expiration of the Term, Tenant shall have the right and option ("Renewal Option") to extend the Term for the entire Premises for one (1) additional and consecutive five (5) year period ("Renewal Term") on the terms and conditions hereof provided, however, if Tenant exercises the Renewal Option, Rent for the Premises during the Renewal Term shall be the Prevailing Market Rental Rate. Failure to give notice as above provided shall constitute an election by Tenant not to exercise the Renewal Option and this Lease shall terminate in accordance with its terms. If Tenant so gives the Renewal Option Notice within said one (1) year period, Landlord shall provide Tenant with its written determination ("Determination Notice") of the Prevailing Market Rental Rate within ten (10) business days after Landlord's receipt of the Renewal Option Notice. If Tenant accepts such determination, or fails to revoke its Renewal Option Notice in writing within five (5) days after receipt of the Determination Notice, then Landlord's determination of the Prevailing Market Rental Rate shall control, and the remainder of this Article 33 shall apply. If Tenant revokes its Renewal Option Notice within said five (5) day period, the Renewal Option shall be deemed extinguished.

     The Renewal Option provided above is conditioned upon and shall be deemed validly exercised if, and only if, on the date of exercise of the Renewal Option, and also on the first date of the Renewal Term, the Tenant is not in default in its obligations under this Lease (regardless of whether any cure or grace periods have lapsed); provided, Landlord shall have the right to waive such condition in its sole discretion. Any attempt by Tenant to exercise its Renewal Option by any method, or at any time, or in any circumstances except as specifically set forth above shall, at the sole option and discretion of Landlord, be null and void and of no force or effect. Within twenty (20) days after Tenant exercises the Renewal Option as aforesaid for the Renewal Term, Landlord and Tenant shall execute a document evidencing all of the following:
(i) the exercise by the Tenant of the Renewal Option; (ii) the expiration of the Term of the Lease, as the case may be, as extended by the exercise of the Renewal Option; (iii) the rental rate during such Renewal Term; and (iv) such other facts as may be reasonably requested by the Landlord. The Renewal Option may be exercised only by, and is personal to, Tenant, and may not be exercised by or for the benefit of any other party. Notwithstanding anything contained in this Section to the contrary, any attempt by Tenant to exercise the Renewal Option by any method, or at any time, or in any circumstance, except as specifically set forth above, shall, at the sole option and discretion of Landlord, be null and void and of no force or effect.

     For purposes of this Section, "Prevailing Market Rental Rate" shall mean an annual amount per rentable square foot determined by Landlord for a term equivalent to the period for which Prevailing Market Rental Rate is being determined beginning with the first (1st) day of the subject period that a creditworthy, non-equity tenant leasing comparable renewal space to Tenant would pay, and a willing, comparable landlord of an office building comparable to the Building located in the immediate O'Hare office market ("Market") would accept at arms length, giving appropriate consideration to annual rental rate per rentable square foot, rental escalations (including type, base year and stops), length of lease term, size and location of the premises being leased, allowances, concessions and other generally applicable terms and conditions prevailing for comparable space in comparable buildings located in the Market.

                                   ARTICLE 33

                               TERMINATION OPTION

     Provided Tenant is not in default hereunder, Tenant shall have the option to terminate the Lease at the end of the eighty fourth (84h) calendar month following the Commencement Date ("Termination Option"), provided Tenant: (i) furnishes Landlord with not less than one (1) year prior written notice of its exercise of its right to terminate this Lease pursuant to this Article 34; and
(ii) pays Landlord, concurrently with the giving of such notice, an amount equal to the unamortized portion (discounted at seven percent (7%) interest per annum) of the (i) Tenant Improvements Allowance (ii) brokerage commissions relating to this Lease and (iii) the free rent period applicable to the Term and, in addition thereto, four (4) months Rent ("Termination Fee"). The Termination Option may be exercised only by, and is personal to, Tenant, and may not be exercised by or for the benefit of any other party. Any attempt by Tenant to exercise its Termination Option by any method, or at any time, or in any circumstances except as specifically set forth above shall, at the sole option and discretion of Landlord, be null and void and of no force or effect.

                                   ARTICLE 34

                               ROOF COMMUNICATIONS

     34.01 Tenant and its permitted assignees or subtenants shall have the right, without charge, from time to time to locate communications equipment approved by Landlord on the roof of the Building in a location approved by Landlord ("Tenant Roof Communications Facilities").

     34.02 Tenant's right to install the Tenant Roof Communications Facilities are subject to Landlord's prior review and approval of plans and specifications and location applicable to the Tenant Roof Communications Facilities, Tenant obtaining all applicable governmental approvals with respect thereto and Landlord's approval of the installation contractor and such contractor complying with all of Landlord's requirements in conjunction with such installation.

     34.03 Tenant's operation of the Tenant Roof Communications Facilities shall be performed in such a manner as to not unreasonably interfere with telecommunication activities of other tenants in the Development.

     34.04 Tenant agrees to hold Landlord harmless and to indemnify Landlord against any loss, cost or damage to the roof of the Building caused by installation, operation or removal of the Tenant Roof Communications Facilities.

     34.05 Tenant shall insure the Tenant Roof Communications Facilities in form and substance reasonably acceptable to Landlord.

     34.06 Tenant shall, at its sole cost and expense, maintain the Tenant Roof Communications Facilities throughout the Term.

     34.07 Tenant shall, on or prior to the end of the Term, remove the Tenant Roof Communications Facilities and repair any damage to the roof occasioned by such removal.

     34.08 Tenant acknowledges the Federal Aviation Administration restricts the maximum height of facilities above the roof of the Building. In addition, Tenant agrees, to the extent any of its telecommunications equipment to be located on the roof of the Building extends beyond the height of the parapet wall surrounding the roof, Tenant shall provide screening of such telecommunications equipment in form and substance reasonably acceptable to Landlord.

                                   ARTICLE 35

                             EXCULPATORY PROVISIONS

     Landlord represents it is the owner of the Building. It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord's interest in the Building, the Land and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord (or default through, under or by any of its agents), Tenant shall look solely to the interests of Landlord in the Building and Land; that neither Landlord nor any of Landlord's officers, agents, shareholders or employees shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the date first written above.

LANDLORD:

ORIX O'HARE II, INC., an Illinois
corporation

By: /s/ [illegible signature]
    -------------------------
         Its: President

TENANT:

PICIS, INC., a Delaware corporation

By: /s/ Todd Cozzens
    -------------------------
         Todd Cozzens
         CEO

Its:
    -------------------------

                                    EXHIBIT A

                        GENERAL PLAN FOR THE DEVELOPMENT

                                    EXHIBIT B

             LEGAL DESCRIPTIONS FOR PARCELS CONSTITUTING DEVELOPMENT


B-1: Parcel One

Lot 1 of the Final Plat of Resubdivision of Pointe O'Hare being a Resubdivision of Lots 1 and 2 in the Final Plat of Resubdivision of Pointe O'Hare in the Northwest 1/4 of Section 3, Township 40 North, Range 12 East of the Third Principal Meridian, in Cook County, Illinois.

B-2: Parcel Two

Lot 2 of the Final Plat of Resubdivison of Pointe O'Hare being a Resubdivision of Lots 1 and 2 in the Final Plat of Resubdivision of Pointe O'Hare in the Northwest 1/4 of Section 3, Township 40 North, Range 12 East of the Third Principal Meridian, in Cook County, Illinois.

B-3: Parcel Three

Lot 3 in the Final Plat of Resubdivision of Pointe O'Hare being a Resubdivision of Lots 1 and 2 in the Final Plat of Resubdivision of Pointe O'Hare of Section 3, Township 40 North, Range 12, East of the Third Principal Meridian according to the Plat recorded June 25, 2001 as Document 0010554621, in Cook County, Illinois.

                                    EXHIBIT C

                             FLOOR PLAN OF PREMISES

                                    EXHIBIT D

                                   WORK LETTER


     ORIX O'HARE II, INC., an Illinois corporation (the "Landlord"), and PICIS, INC., a Delaware corporation (the "Tenant") are executing simultaneously herewith a lease (the "Lease") leasing certain office space (the "Premises") more particularly described in the Lease. In connection with the execution of that Lease, the parties have further agreed as follows:

     1. BASE BUILDING. Landlord, at its sole cost and expense, has completed the Building Shell and Core substantially in accordance with the Outline Building Plans.

     2. PRELIMINARY PLANS AND SCOPE DRAWINGS. Tenant, at Landlord's cost not to exceed $2,221.83, has caused to be prepared and delivered to Landlord preliminary plans of the Premises (the "Preliminary Plan"), preliminarily depicting the construction work required by Tenant to improve the Shell and Core of the Premises for Tenant's use and occupancy. The Preliminary Plan shall be subject to Landlord's approval, not to be unreasonably withheld or delayed.

     3. TENANT IMPROVEMENT WORK. Tenant shall cause to be performed the tenant improvement work ("Tenant Improvements") provided for in the Approved Working Drawings (as hereinafter defined).

     4. WORKING DRAWINGS. Tenant has prepared and submitted to Landlord, for Landlord's approval, final architectural, mechanical (including heating, ventilating and air-conditioning), electrical, plumbing, and structural plans and specifications ("Working Drawings") prepared by Hydzik Schade Associates, Ltd. necessary to complete the work depicted on the Preliminary Plans and to obtain a building permit and other governmental approvals for commencement of the improvements shown thereon. Tenant, at Landlord's cost chargeable against the Planning Allowance, shall pay for the cost of preparing the Working Drawings.

     Landlord shall review the Working Drawings and grant its consent thereto (or disapproval of the Working Drawings thereof) within five (5) business days after receipt thereof, which approval shall not be unreasonably withheld. Failure by Landlord to disapprove the Working Drawings within said five (5) business day period shall be deemed an approval by Landlord of the Working Drawings. If Landlord disapproves the Working Drawings as aforesaid, Landlord shall state with specificity Landlord's reason for disapproval. Tenant shall then modify the Working Drawings to satisfy Landlord's objections and resubmit the Working Drawing to Landlord for its consent or denial, which resubmittal shall be accomplished within five (5) business days. The foregoing procedure shall be followed until final Landlord approval of the Working Drawings. The final Working Drawings approved by Landlord shall be herein referred to as the "Approved Working Drawings." If during construction there is a conflict between the Building Shell and Core and the construction contemplated by the Approved Working Drawings, the Building Shell and Core conditions shall prevail.

     In no event shall Landlord's review or approval of the Working Drawings give rise to any liability of Landlord with respect to the Working Drawings, including but not limited to issues of compliance with applicable laws and regulations or otherwise, all such responsibility to remain with Tenant. Once there exists Approved Working Drawings , Tenant shall cause the Tenant Improvements to be constructed in the Premises ("Work" or "Tenant Improvements Work").

     5. LANDLORD CONSTRUCTION COSTS. Tenant agrees to pay Landlord, within ten
(10) days of demand, any reasonable third party consultant costs incurred by Landlord in reviewing the Tenant Improvement Work and plans related thereto ("Landlord Costs"). Landlord shall, at its sole cost and expense, have all of the public corridors, with finishes, ceilings and dry-walls on the eleventh floor of the Building substantially completed within four weeks of the date of the Lease in substantially similar finish to that of the tenth (10th) floor.

     6. ALLOWANCE. Landlord agrees to pay for the cost of the Tenant Improvements (the "Basic Project Costs") in an amount not to exceed Seven Hundred Seventy-Three Thousand Five Hundred Ninety-Five Dollars ($773,595) ("Tenant Improvement Allowance"). Provided Tenant is not in default hereunder, Landlord shall disburse the Tenant Improvement Allowance applicable to the Project Basic Costs from time to time, within thirty (30) days of each notice by Tenant of such cost being payable to such contractor, subcontractor or vendor, as the case may be upon the last to occur of Landlord's receipt of (i) copies of General Contractor's (as hereinafter defined) applications for payment, including the General Contractor's final application for payment in conjunction with the last draw hereunder, (ii) complete release of General Contractor and subcontractor rights to mechanic's lien claims on account of the Tenant Improvements to which such draw is applicable and in conjunction with the final draw a final lien release and such other documentation as Landlord may require in conjunction therewith to enable Landlord to obtain a title insurance endorsement over mechanic lien rights, (iii) evidence of completion of the Work to which such draw applies. The Tenant Improvement Allowance is based on a rentable square footage of the Premises of 17,191 rentable square feet and Forty Five Dollars ($45.00) per rentable square foot. Landlord's total financial obligation with respect to the purchase, construction and installation of the Tenant Improvements or any other improvements to the Premises shall be limited solely to the Tenant Improvement Allowance. Tenant agrees to pay for any costs related to completion of the Work in excess of the Tenant Improvement Allowance ("Excess Costs"). To the extent the Basic Project Costs are less than the Tenant Improvement Allowance ("Excess Allowance"), the Excess Allowance may be utilized by Tenant in an amount not to exceed One Hundred Seventy-One Thousand Mine Hundred Ten Dollars ($171,910) to reimburse Tenant for cabling, consultant fees, permits, furniture or as a credit against Base Rent and any excess beyond such amounts shall be and remain the property of Landlord. Notwithstanding anything contained herein to the contrary, and in addition to the Allowances (to the extent necessary), Tenant shall spend all amounts required to complete the Tenant Improvements Work in substantial conformance with the Approved Working Drawings, using class A workmanship and new class-A materials.

     8. WORK. Tenant hereby agrees the Tenant Improvements Work (otherwise sometimes referred to as Tenant Improvements) shall be completed by one of the following general contractors or other contractor reasonably approved by Landlord ("General Contractor"), which General Contractor will perform the Work pursuant to a Form AIA 141 or AIA 107 construction contract ("General Contract") also reasonably approved by Landlord: J.C.

Anderson, Inc., Interior Construction Group and McShane Construction Company. Tenant hereby agrees to indemnify, defend, and hold Landlord harmless from and against any loss, cost, damage, liability or expense (including reasonable attorneys' fees and court costs) incurred by Landlord with respect to all of Tenant's obligations set forth in this Section 8, other than Planning Allowance and Tenant Improvement Allowance. Tenant hereby guarantees to Landlord that the Work shall be completed in a lien free manner and in strict accordance with the Approved Working Drawings and all applicable laws (it being acknowledged by Landlord and Tenant the provisions of the Lease regarding the filing of mechanics' liens against the Building by or through Tenant shall control with respect to mechanics' liens filed against the Building or Development as a result of the Work). Tenant shall be entitled to conduct the Work twenty-four
(24) hours per day; provided, however, Tenant shall only conduct the portions of the Work which relate to Building systems or which require the use of dangerous or flammable materials (including, but not limited to, the use of blow-torches, and work relating to plumbing, HVAC (except for ducting), electrical, or structural changes) between the hours of 8:00 a.m. to 186:00 p.m., unless otherwise consented to by Landlord, and Tenant shall cause as minimal disruption as reasonably possible to other tenants of the Building

     9. ACCESS TO PREMISES FOR PERFORMANCE OF THE TENANT IMPROVEMENT WORK. Landlord shall provide Tenant with access to the Premises to commence the Tenant Improvements Work on the day following the last to occur of (i) Landlord's approval of the Working Drawings and General Contract, and (ii) Tenant's delivery to Landlord of evidence of the insurance coverage required pursuant to the terms of Paragraph 11 hereof. Tenant's right of access to the Premises prior to the completion of other tenant improvement work being constructed by Landlord is upon the condition Tenant and its employees, agents, contractors and suppliers shall work in harmony with Landlord and its employees, agents, contractors and suppliers and will not interfere with the performance of the Landlord's construction, or with the work of any other tenants or occupants in the remainder of the Building and Tenant and its contractors shall comply with such other requirements as Landlord may deem necessary or appropriate. If at any time such entry shall cause or threaten to cause such disharmony or interference or Tenant shall fail to comply with Landlord's requirements, Landlord shall have the right to withdraw such license upon twenty-four (24) hours' written notice to Tenant. Tenant agrees any such entry or occupation of the Premises shall be governed by the terms, covenants, conditions and provisions of the Lease required of Tenant, except the covenant for the payment of rent, and further agrees Landlord or its agents, officers, employees or representatives shall not be liable in any way for injury, loss or damage which may occur to any of the Tenant's Work or installations made in the Premises, or to any personal property placed therein, the same being at Tenant's sole risk.

     10. UTILITY COSTS. Tenant shall be responsible, from time to time, within twenty (20) days of the written notice by Landlord, to pay to Landlord the costs of all utility services provided to the Premises during the construction of the Tenant Improvements Work and prior to the Commencement Date.

     11. INSURANCE.

          (i) Tenant shall cause General Contractor to obtain, pay for and maintain insurance for the coverage and amounts of coverage not less than those set forth below in the Schedule of insurance coverages (as hereinafter defined) and shall cause General Contractor to provide to Landlord certificates issued by insurance companies satisfactory to Landlord to evidence such coverages before any Tenant Improvements Work commences at the Premises. Such certificates shall provide that there shall be no termination, non renewal, modification or expiration of such coverage without thirty (30) days prior written notice to Landlord. In the event of any failure by Tenant to cause General Contractor to comply with the provisions of this
Section 11, Landlord may, at is option, upon notice to Tenant, suspend the Tenant Improvements Work until such time as there is full compliance with this
Section 11. Tenant shall provide to Landlord a certified copy of any and all applicable insurance policies upon request of Landlord.

          (ii) Schedule of Insurance Coverages. The following shall constitute the "Schedule of Insurance Coverage":

               (a) Workers' Compensation Insurance. Coverage complying with the law of the State of Illinois and Employer's Liability insurance with a limit of $1,000,000.00 each accident, including occupational disease coverage with a limit of $1,000,000.00 per person subject to aggregate limit of $1,000,000.00 per annum.

               (b) Comprehensive Automobile Liability Insurance. $1,000,000.00 combined single limit of liability for bodily injuries, death and property damage resulting from any one occurrence, including allowed, hired and non-owned vehicles.

               (c) Commercial General Liability Insurance. $3,000,000.00 combined single limit of liability for bodily injuries, death and property damage, and personal injury resulting from any one occurrence, including the following coverages:

                    (1) Premises and Operations;

                    (2) Completed Operations for three (3) years after
               completion of the Work;

                    (3) Broad Form Comprehensive General Liability Endorsement,
               Personal Injury (with employment and contractual exclusions deleted) and Broad Form Property Damage Coverage;

                    (4) Independent Contractors; and

                    (5) Delete Exclusions relative to Collapse, Explosion and
               Underground Property Damage Hazards;

               (d) BUILDER'S RISK INSURANCE. Tenant shall procure, pay for, and maintain all-risk builder's risk insurance (or comparable form) for the full insurable value of all labor and materials incorporated into the construction of the Tenant Improvements Work, while at the construction site and/or staging area awaiting erection and during erection, until completion and acceptance, insurance is to cover real and personal property after it is received at the construction site and/or staging area but not while otherwise stored off-site or in transit. The policy so purchased shall insure Landlord, General Contractor and the Subcontractors, as their interest may appear, and shall be so written as to provide for reimbursement, in the event of claim for loss or damage, for the entire cost of repairing or replacing, reconditioning, or re-erecting the property lost or damaged with materials of similar kind and quality, including, but not by way of limitation, the cost of materials, labor, supervision, engineering and transportation.

               (e) Miscellaneous.

                    (1) Any insured loss or claim of loss pursuant to this
               Section 11 as relates to Tenant shall be adjusted by Landlord, and any settlement payments shall be made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the requirements of any applicable mortgage clause. Upon the occurrence of an insured loss or claim of loss, monies received will be held by Landlord who shall make distribution in accordance with an agreement to be reached in such event between Landlord and Tenant. If the parties are unable to agree between themselves on the settlement of the loss, such dispute shall be submitted to a court of competent jurisdiction to determine ownership of the disputed amounts but the Tenant Improvements Work shall nevertheless progress during any such period of dispute without prejudice to the rights of any party to the dispute.

                    (2) Landlord shall not insure or be responsible for any loss or damage to any property owned, rented or leased by General Contractor, Subcontractors, or their employees, servants or agents.

                    (3) With respect to General Contractor's operations, Tenant shall cause General Contractor to purchase, maintain and pay for all-risk contractor's equipment floater on all machinery, tools, equipment and other similar property in an amount at least equal to their fair market value and any deductible shall be for the account of General Contractor. This insurance coverage shall be the sole and complete means of recovery for any loss covered by such insurance.

               (f) Subcontractor's Insurance. Tenant shall cause General Contractor to require each of its Subcontractors to comply with a Worker's Compensation, Employer's Liability, Comprehensive General Liability and the Automobile Liability insurance provisions set forth in the Schedule of Insurance Coverage & Tenant shall cause General Contractor to cause each of the Subcontractors to deliver to Landlord certificates of insurance evidencing the foregoing coverages prior to commencement of respective Tenant Improvements Work and, in the event Tenant fails to cause General Contractor to cause each Subcontractor to deliver to Landlord the required certificates of insurance from such Subcontractors and a claim is made or suffered, Tenant shall indemnify, defend and hold harmless Landlord, Landlord's partners, the parents companies and affiliates of Landlord and of any partner, and the shareholders, officer, directors, Landlord's partners, the parent companies and affiliate of Landlord and of any partner, and the shareholders, officer, directors, Landlords and employees of any of the above mentioned parties from any and all claims for which the required insurance would have provided coverage. This indemnity obligation is in addition to any other indemnity obligation provided herein.

                    (h) Certificate of Insurance. All certificates of insurance required to be delivered to Landlord as set forth herein from General Contractor or any Subcontractor shall name Landlord as an additional insured as its interest may appear.

     12. INDEMNIFICATION. To the fullest extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord and/or its beneficiaries, their partners, parent companies and affiliates and of any partner, and the directors, officers, shareholders, employees and agents of any of the above mentioned parties (the "Indemnified Parties") from and against any and all loss, costs, expense, damage, injury, liability, claim, demand, penalty or cause of action (including attorneys' fees and court costs), directly or indirectly arising out of, resulting from or related to (in whole or in part), (1) the Tenant Improvements Work, (2) Tenant's obligations under this Work Letter, (3) any mechanics' liens which may be placed against the Building as a result of the Tenant Improvements Work and (4) any act or omission of Tenant, General Contractor, any Subcontractor or any individual, partnership, joint venture or corporation: (a) directly or indirectly employed by General Contractor or a Subcontractor; or (b) for whose acts or omissions General Contractor or any Subcontractor may be liable. The obligations of Tenant under this indemnification shall apply to all matters except those arising solely from the negligence or the wrongful acts or omissions of Landlord. Tenant shall promptly advise Landlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Tenant, at Tenant's expense, shall assume on behalf of Landlord and conduct with due diligence and good faith the defense thereof with counsel reasonably satisfactory to Landlord; provided, that Landlord shall have the right to be represented therein by advisory counsel of its own selection an its own expense.

     13. ACKNOWLEDGMENT OF RENT COMMENCEMENT. Tenant acknowledges that, as of the Commencement Date, the Base Rent shall be paid in accordance with the terms of Section 3 of the Lease, whether or not Tenant has completed the Tenant Improvements Work.

     14. LEASE PROVISIONS. The terms and provisions of the Lease, insofar as they are applicable to this Work Letter, are hereby incorporated herein by reference. All amounts payable by Tenant to Landlord hereunder shall be deemed to be additional rent under the Lease, and, upon any default in the payment of same, Landlord shall have all of the rights and remedies provided for in the Lease.

     15. MISCELLANEOUS.

          (a) This Work Letter shall be governed by the laws of the State of Illinois.

          (b) This work Letter may not be amended except by a written instrument signed by the party or parties to be bound thereby.

          (c) Any person signing this Work Letter on behalf of Tenant warrants and represents he has the authority to sign and deliver this Work Letter and bind Tenant.

          (d) Notices under this Work Letter shall be given in the same manner as under the Lease.

          (e) The headings set forth herein are for convenience only.

          (f) This Work Letter sets forth the entire agreement of Tenant and Landlord regarding the Work.

          (g) All contractors performing work in the Building shall be union contractors.

          (h) William Black shall be deemed to be Tenant's authorized representative related to all construction matters and authorizations.

          (i) Tenant shall not commence operation of its business from the Premises until such time as Tenant has obtained a temporary certificate of occupancy from applicable governmental authorities and delivers a copy thereof to Landlord.

     IN WITNESS WHEREOF, the parties hereto have executed this Work Letter as of the date of the said Lease.

LANDLORD:



ORIX O'HARE II, INC.,
an Illinois corporation



By:
   -------------------------------------------
Name:
     -----------------------------------------
Title:
      ----------------------------------------



TENANT:



PICIS, INC., a Delaware corporation



By:
   -------------------------------------------
Name:
     -----------------------------------------
Title:
      ----------------------------------------

                                    EXHIBIT E

                         BUILDING RULES AND REGULATIONS


1. Sidewalks, doorways, vestibules, halls, stairways, freight elevator lobbies and other similar areas shall not be used for the disposal of trash, be obstructed by Tenant or be used by Tenant for any purposes other than entering or leaving the Leased Premises and for going from one part of the Project to another. If special trash hauling is required, please contact the Management Office.

2. No sweeping, rubbish, rags or other unsuitable materials shall be disposed into plumbing fixtures or appliances. Damage resulting to any fixtures from misuse by Tenant shall be the liability of Tenant.

3. Movement of furniture or office equipment in or out of the Project or the dispatch or receipt of any bulky material, merchandise or other material which requires the use of the elevators or the stairways or movement through the Project entrances or lobby will be restricted to such hours as Landlord shall reasonably designate. All such movement will be under the supervision of Landlord and in the manner agreed to between Tenant and Landlord by prearrangement. Such prearrangement, initiated by Tenant, is subject to Landlord's reasonable control as to the time, method, routing of the movement and limitations for safety or other concerns which may prohibit any article, equipment or other item(s) from being brought into the Project. Tenant is to assume all risks for damage to articles moved or injury to persons engaged or not engaged in such movement and for any damage to Landlord's equipment or property or injury to Landlord's personnel as a result of any act in connection with such service performed for Tenant unless the damage or injury is caused by gross negligence or willful misconduct of Landlord.

4. All routine deliveries to Tenants Leased Premises between 8:00 a.m. and 5:00 p.m. weekdays shall be made through the elevators designated for such purpose. Passenger elevators are to be used only for the movement of people, unless an exception is approved by the Management Office.

5. Corridor doors, when not in use, shall be kept closed.

6. Tenant space that is visible from public areas must be kept neat and clean.

7. Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. Landlord requests that all window blinds remain down and tilted at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

8. All requests for overtime air conditioning or heating must be submitted in writing to the Management Office by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. on Friday for weekend requests and by 2:00 p.m. on the preceding business day for holiday requests.

9. The Building hours are from 8:00 a.m. until 6:00 p.m., Monday through Friday, and 8:00 a.m. until 1:00 p.m. Saturdays, excluding holidays. Access at all other times will be provided by a card system.

10. Tenant will comply with all security procedures during business hours and after hours and on weekends.

11. Landlord will provide all locks for doors in the Leased Premises and no additional lock(s) will be placed on any door within the Leased Premises without Landlord's written consent, which consent shall not be unreasonably withheld, provided in all instances all door locks shall be tied into Landlord's master key system. All requests for duplicate keys will be made to the Management Office.

12. Tenant will cooperate with Landlord's employees in keeping the Leased Premises neat and clean unless Tenant is responsible for cleaning and maintenance personnel. Landlord will in no way be held responsible by Tenant its agents, employees or invitees for any loss of property from the Leased Premises or public areas or for any damage to any property within the Leased Premises even if such loss or damage occurred when the Leased Premises was locked against entry, except if such loss or damage was caused by Landlord's gross negligence or willful misconduct.

13. Signs, advertisements or notices visible in or from public corridors or from outside the Project shall be subject to Landlord's prior written approval, which approval shall not be unreasonably withheld.

14. Landlord will provide and maintain a directory board or computerized directory, at Landlord's option, for all the tenants (as well as Tenant's clients) in the main lobby of the Building, and no other directory will be permitted without the express written consent of Landlord and Tenant.

15. Proposed plans for alterations within the Project must be approved in writing by Landlord (except as otherwise provided for in the Lease). This provision will apply to all work performed in the Project including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments and all installations affecting or affixed to floors, walls, woodwork, trim, windows, ceiling, equipment or any other portion of the Project.

16. Landlord reserves the right to prescribe the weight and positioning of safes, files, filing systems and other heavy equipment and written approval (which approval shall not be unreasonably withheld) must be obtained from the Management Office before work begins. All damage done to the Project by the movement of property of Tenant, or done by Tenants property while in the Project, will be repaired at Tenant's expense.

17. Should Tenant require telegraphic, telephonic, enunciator or other communications service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall direct. Electric current shall not be used for heating without Landlord's prior written permission. Subject to the provisions of the Lease no satellite dishes shall be installed without Landlord's prior written consent and shall be subject to such fees as Landlord may determine in its sole discretion. Tenant shall not unreasonably interfere with any other tenant's roof communications facilities.

18. Tenant is requested to lock all office doors leading to corridors and to turn out all lights at the close of the working day.

19. Tenant, its agents, employees and invitees shall observe the no smoking requirements, as per applicable ordinances, in all public areas including elevators, restrooms, etc.

20. No flammable or explosive fluids or materials shall be kept or used within the Project except in areas approved by Landlord and Tenant shall comply with all applicable building and fire codes relating thereto.

21. Tenant will not make or permit any improper noises within the Project or otherwise interfere with other tenants or persons having business within the Project.

22. No animals (other than ADA assistive animals) shall be brought into or kept in, on or about the Project.

23. The carrying of firearms of any kind in any Leased Premises, the Building in which such Leased Premises is situated, any related garage, or any related complex of buildings of which the foregoing are a part, or any sidewalks, drives, or other Common Areas related to any of the foregoing, is prohibited except in the case of unconcealed firearms carried by licensed security personnel hired or contracted for by tenants for security of their Leased Premises as permitted by such tenants leases or otherwise consented to by Landlord in writing. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as, in its reasonable judgment, shall, from time to time, be required for safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein and the Protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon it in like manner as if originally herein prescribed.

                                   SCHEDULE 1


                         BUILDING OUTLINE SPECIFICATIONS


EARTHWORK/EXCAVATION/SITE UTILITIES/SITE CONCRETE

A. All required excavation to be done to prepare building, parking and access road areas to the required site grade elevations with positive drainage free of pockets.

B. Parking lot paving, main driveways, aisles and truck use areas to be bituminous paving marked with parking lines.

C.   Site lighting based on an average of two-foot candles per square foot.

D. Concrete curbs and sidewalks with colored concrete paving at buildings' main entrances.

LANDSCAPE WORK

A. The landscape development concept to utilize seeded Bluegrass and Fescue turfaccented with ornamental trees and shrubs. Beds of ground cover and forbs (flowering perennials) add texture and color at strategic locations.

B.   Plant material to consist of the following items:

     - Shade trees of specimen quality consisting of sizes ranging from, 3" to 6" caliper.

     - Ornamental trees of specimen quality ranging in height from 6 to 10 feet.

     - Evergreen trees of specimen quality ranging in height from 6 to 12 feet.

     - Shrubs to be specimen quality ranging in size from 24" to 36" in height.

     -    Perennial flowers to be best quality, one gallon size.

     - Lawn grasses to be either premium Kentucky Bluegrass sod or placeBluegrass and Fescue mixture.

C. An automatic irrigation system to be provided with pop-up heads in lawn areas and quick couples at 100' intervals in other planted areas.

CONCRETE FOUNDATIONS AND SUBSTRUCTURE

The foundations to be spread footings or drilled caissons to the underlying subgrade (approximately 40').

STEEL SUPERSTRUCTURE

A.   Structural steel for the office structure framing.

B. The girders and beams to be a composite construction of 2 inch metal deck and a 3 1/4 inch lightweight concrete slab.

C. Structural steel bracing to be utilized in the core areas to resist the lateral loads from wind and earthquake forces.

Design Criteria:

Typical Office             50 psf Live Load + 20 psf Partition Load
Lobby and Stair Areas      100 psf

EXTERIOR WALLS

A. The exterior walls to be insulated pre-cast concrete panels and glass curtain walls. The walls to have gravity supports and horizontal ties at each floor level and the roof.

CURTAIN WALL

A.   Extruded aluminum "T" or tube system.

WINDOWS

A.   Fixed aluminum framed windows installed in precast panels.

B.   Glazing to be tinted one inch insulated, Low E.

ENTRANCES

A. Revolving door at the main entrance bordered by framed glass entrance doors.

B.   Alternating mullion covers and vertical buttglazing at entry wall system.

C.   Walk off mat at each lobby entrance.

MISCELLANEOUS METALS AND METAL STAIRS

Manufactured steel stairs to be provided in full A.D.A. compliance.

ROUGH CARPENTRY

A. Hollow metal frames with hollow metal doors at core areas, exit stairs and emergency exits.

B.   Hardware finish, brushed stainless steel.

C. Hardware and automated entrances to conform with Americans Disabilities Act requirements.

BUILDING LOBBY FINISHES

A.   Floor: 3 colors of stone in border and field pattern.

B.   Walls: Stone and hardwood veneer panels with stone base.

C.   Ceiling: Skim coat plaster.

D.   Lighting: Indirect/Direct cove lighting and recessed down lights.

E.   Storefront All glass entry to tenant areas with patterned glass.

F.   Stainless steel elevator hoistway entries.

BUILDING STANDARDS (PART OF TENANT IMPROVEMENTS)

A.   Doors: Aluminum door flames with quality full height wood veneer doors.

B.   Hardware: Brushed stainless steel finish.

C.   Ceiling: Regular 2'x2' tile with 9/16" T-Grid.

D. Lighting: 2'x4' parabolic cell type louver fluorescent type fixtures with T-8 lamps and electronic ballasts

SPECIALTIES

A.   Computer Directory at first floor entrance lobby

B. Signage at the elevator lobby of each floor and at other core areas including toilet rooms, exit stairs, elevator doors and frames, etc.

C.   Window treatment: 1" horizontal blinds, baked enamel finish.

TOILET ROOMS, ACCESSORIES

A.   Ceramic tiles on floor and base.

B.   Stainless steel toilet room accessories. Brushed finish.

C.   Frameless mirrors.

D.   Painted steel toilet partitions.

E.   Stone vanities.

ELEVATORS

A.   Four (4) - 3,500-pound traction passenger elevators.

B. One (1) - 5,000-pound service elevator which will also serve as a passenger car.

C. Elevator interior finishes to reflect and complement the main elevator lobby finishes.

D.   Garage with 3,000-pound traction passenger elevators.

FIRE PROTECTION/FIRE ALARM/LIFE SAFETY

A. Wet sprinkler system bulk main loop, branches and upturned heads. All drops and all branch piping alterations from the main loop, including heads are tenant improvements. Wet sprinkler system with concealed chrome-plated sprinkler heads to be installed in all finished core areas requiring same.

B. Sprinkler system providing sprinkler water based on "Light Hazard" flow rate design standards of 0.10 gpm over the most remote 1,500 square feet.

C. Water service for fire protection to be brought into the building through a reduced zone principle backflow prevention device (RZP) from water main located it public roadway. Minimum size to be 8".

PLUMBING

A. Plumbing system design and layout to be consistent with the needs of the building and in keeping with local codes and ordinances. At a minimum, core toilet rooms with all required plumbing fixtures and one floor drain in each toilet room to be provided.

B.   Lawn irrigation system with back flow prevention device.

C. Roof storm water drainage to be connected to on-site storm water disposal and retention system via inside concealed storm water downspouts.

D. Domestic hot water for core area toilet rooms to be provided by electric water heaters sized adequate for the load connected.

E. Certain core areas to have a janitor/housekeeping closet with hot and cold water source and service sink type fixture.

F. Building domestic cold water to be metered and will typically be 4" in size to connect to water main located on site.

G.   Sanitary and storm sewers to connect to mains located on site.

H.   One ADA-compliant water cooler per floor

HEATING, VENTILATION & Air Conditioning

A. The energy source for heating and air conditioning will be electricity. The building will be equipped with a Variable Air Volume HVAC System. Heating, ventilation, and air conditioning services are provided at no additional cost during normal operating hours: daily from 8:00 am. to 6:00 p.m. (Saturdays to 1:00 p.m.), Sundays and Holidays excepted. After-hour HVAC service is available upon request at the prevailing rate.

B. Air conditioning system to be sized to maintain indoor conditions of 75DEG.F (+3DEG.f) at no more than 50% (+5%) relative humidity when the outside summer time air conditions are 95DEG.F dry bulb and 74DEG.F wet bulb (1% conditions). System capacity to be based on an occupancy load of one person per one hundred and forty-five rentable square feet when the internal heat gain to the space from electrical equipment and lights is five watts of power per square foot (1.5 lighting and 3.5 power), and ventilation air is set at 20 cfm per person (consistent with ASHRAE 62-1989, Table 2). Terminal air system capacity to be no less than one (1) cfm per rentable square foot.

C. Wintertime heating to be provided by electric resistance heaters in series flow fan powered boxes with heating coils adequate to offset exterior perimeter and roof heat loss and maintain indoor conditions of 74DEG.F (-2DEG.f) when the outside temperature is -10DEG.F (99% conditions).

D. The completed base building to utilize VAV, heating, ventilating and air conditioning units. Each unit to be equipped with a relief fan and an outside air economizer control. Operational control of each unit to be via unit electronic direct digital controller furnished with the building BAS system.

E. A medium-pressure-supply air duct to connect to each unit and be installed in a "loop" configuration on each floor or area served by a rooftop machine. Installed for tenant connection to this loop duct will be series flow fan powered induction boxes with electric heating coils, one box per 2500 rentable square foot area at the exterior zones (6) per floor. Connection to the main loop, ductwork branches, additional fan powered boxes, and all diffusers and grilles are tenant improvements. Boxes to be controlled by electric actuators and thermostats. Internal control dampers to be adjustable to provide for minimum ventilation air.

F. Interior building core areas to be supplied with heating and cooling from separate fan powered induction boxes. Connection to the main loop, ductwork branches, boxes, and all diffusers and grilles are tenant improvements.

G. Exhaust riser and fan to be provided for base building core toilet facilities. Base building electric closets and telephone/data closets to be provided with transfer exhaust fans to ventilate these rooms. Alarm set point thermostat to be connected to the building BAS system.

H. Elevator machine rooms to be provided with environmental controls to maintain room conditions within elevator manufacturer specifications.

I.   Building automation system to be computerbased Direct Digital Controls
     (DDC) and providing:

     a)   Fan status (on, off, fail, etc.).

     b)   Outside air temperature and humidity.

     c)   Discharge air and return air temperature.

     d)   Static pressure at fan discharge.

     e)   Number of compressors running.

     f)   Pump status.

     g)   Chilled water temperature.

     h)   Trend togging and alarm notification (audible plus hard coy).

     i)   Area temperature associated with a particular unit.

     j)   Control of parking area lighting and lobby lighting.

     k)   Modem dial up to off-site monitoring service.

     1) Monitoring of installed smoke detectors to stop fan unit in the event of a smoke (fire) condition. These devices also to be monitored by the building fire alarm system.

     m) Activate smoke control and stair pressurization sequences (as required).

ELECTRICAL DISTRIBUTION

A. The building to be provided with a utility company transformersized by the utility to provide service to the main building switchboard. Switchboard to provide 277/480 volt, 3-phase, 4-wire service for tenant lighting and power distributed vertically through the building. At each floor electric room, provision to be made for a secondary power transformer of 120/208Y service to be installed to provide for tenants' power and lighting needs.

B. A separately metered Rate 6, Rider 25, 277/480 volt switchboard served from a utility company transformer to supply 277/480 volt power to the beating equipment, air conditioning equipment and elevator machine rooms.

C. Electricity is separately metered by ComEd. The cost for electricity for overhead lighting and outlets shall be separately billed directly to tenants. Provisions for redundant electrical backup power can be made available through the use of a rooftop generator for specific tenant loads as a part of tenant improvements.

D. As a minimum, the electrical distribution system to provide 5 watts of tenant electrical power per square foot to each floor. In each floor electrical closet, the tenant to provide its main disconnect (sized based on tenants rentable square footage) and meter. Tenants' power distribution panels will be located within tenants' demised space on floors that the tenant does not fully occupy. On floors where the tenant has full occupancy, tenant to have the option to use the base building electrical closet for tenant power distribution panels.

E. Electricity for lighting and power for the core areas to be fed from separately metered house panels located in the floor electrical closets. placeMain lobby lighting, elevator core lighting on multiple tenant floors as well as common corridors, site lighting and parking area lighting to be from landlord's service and meter.

F. Parking area lighting to be designed to provide for 2 foot-candles average throughout the area with 5 foot candles average designed for the entrances and walkways.

G. In general, common corridor lighting to be 2'x2' or 2'x4' parabolic cell type louver fluorescent type fixtures with T-8 lamps and electronic ballasts or wall sconce type lighting. Downlights to be PL type lamps. Toilet rooms to be provided with fluorescent strip lights mounted in a cove configuration.

H. Core areas to be provided with convenience outlets with two (2) GFI type protected outlets provided in each toilet room.

I. Battery-pack type emergency lights and exit signs to be provided in common areas.

J. Fire alarm system consistent with applicable codes to be provided. System to include the following:

          a. Manual pull stations located at each stair exist and in each elevator lobby.

K. Telephone/Data closets to include floor cores to allow for tenant phone service to be extended from tenant space to telephone company net pop location. Telephone company to bring service to the building and terminate in phone company closet.

L. The building is being designed with oversized riser space to accommodate the latest technologies in fiberoptics and high-speed cable communications. AT&T and Ameritech have fiber optic networks which are accessible to the site and building.

M. Building electrical system to be grounded with a separate ground riser located in the base electrical closets for use by the tenants.

N. A standard key card building access security system to be included. Any tenant security requirements for their own space is not included and to be a separate system installed as a part of the tenant improvements.

TENANT SUPPLEMENTAL COOLING

The building will have a condensor water riser system available for tenant's use for supplemental coo ling of tenant's equipment.

This system is designed to be available 24-hours/day, 12-months/year. This system will have back-up power support from the building emergency power generator.

Tenant is responsible for the tap-in-cost, cooling equipment and connections.

Exclusions

The following Hard Costs, FF & E and Consultants Costs are not included in the building core and shell. If required by the tenant as a result of program requirements, costs for these items are to be paid as apart of the Tenant Improvement Allowance provided to the tenant. Below is a list of these potential costs, but not limited to the following:

     -    Architectural interior space planning design

     -     M.E.P. and fire protection in terior design

     -    Structural interior design

     -    Security design and system for tenant space

     -    Telecommunications consultants

     -    Phone consultant

     -    Lighting consultants

     -    Acoustical consultants

     -    All interior improvements

     -    All interior FF&E improvements

     -    Data/Voice systems

     -    Base Building modifications by a tenant

Any architectural IMEP & FP/Structural/Civil enhancements to the Shell & core design not included in the Outline Specification.

                                   SCHEDULE 2

                      LOCATIONS FOR RESERVED PARKING SPACES

                                 [See Attached]

                                  ATTACHMENT A


The following costs and expenses shall be specifically excluded from Common Area Charges and Expenses: (1) costs of alterations of any other tenants premises in the Building for of the Building; (2) costs of capital improvements to the Building other than (a) the cost during the Term, as reasonably amortized by Landlord with interest at a rate equal to Landlord's then applicable borrowing rate on the unamortized amount, of any capital improvement completed after the commencement of the Term which reduces any component cost included within Common Area Charges or Expenses; and (b) the cost of any capital improvements which Landlord is required to make, or which Landlord reasonably shall deem necessary, to keep the Building and real property thereunder in compliance with all applicable governmental rules and regulations applicable from time to time thereto (except for compliance with the American with Disabilities Act of 1990 and the Federal Energy Policy Act of 1992 or similar State or local laws and ordinances which shall solely be the responsibility of Landlord); (3) interest and principal payments on mortgages; (4) ground rental payments; (5) leasing commission or fees; (6) the cost of electrical energy furnished directly to tenants to the Property and paid for by such tenants directly to the provider of such electrical energy; (7) the cost of tenant installations and decorations incurred in connection with preparing, altering or improving space for any tenant; (8) salaries or fringe benefits of personnel above the grade of Building Manager; (9) the cost of any items to the extent to which such cost is specifically reimbursed to Landlord by tenants of the Property (as opposed to a general obligation of reimbursement of Common Area Charges, Expenses or Taxes), insurance or condemnation proceeds or third parties; (10) depreciation of the Building and its equipment, amortization and other non-cash charges; (11) advertising and promotional expenditures incurred in connection with leasing of the Building, including court costs, attorneys' fees and disbursements in connection with any summary proceeding to dispossess any tenant; (12) costs incurred in connection with the making of repairs which are the obligation of another tenant of the Building; (13) the cost of clean up or damage due to the presence or release of any hazardous substance or material, toxic substances, wastes or materials or related environmental hazards, including asbestos, radon and PCB's except to the extent placed on the Premises by Tenant or resulting from application of ordinance not in effect as of the date hereof; and (14) costs incurred by Landlord as a result of Landlord's breach of this Lease or any other lease with a tenant of the Property. Each of Common Area Charges and Expenses shall be net of rebates, credits, recoveries under insurance maintained by Landlord on the Building and similar items of which Landlord receives the benefit.

                                       2